FORM 1-A

Regulation A Offering Statement

Part II – Offering Circular

Scholar Hospitality Holdings I LLC

40 East Montgomery Avenue, Suite 414

Ardmore, PA 19003

(610)-285-1503

www.ScholarHH.com

May 14, 2026

This Offering Circular Follows the Form 1-A Disclosure Format

Scholar Hospitality Holdings I LLC is a limited liability company organized under the laws of Delaware, which we refer to as the “Company.” The Company is offering to sell to the public up to $75,000,000 of limited liability company interests designated as “Class A Units.” The price of the Class A Units will be $1 per Class A Unit and the minimum initial investment is $5,000, and investments must be made in increments of $5,000; provided, however, that the manager of the Company, Scholar Hospitality Holdings I GP LLC (the “Manager”) may accept investments in lesser amounts in its sole discretion. For more information, see “Securities Being Offered” on page 47.

We are selling these securities directly to the public through the website, www.ScholarHH.com. We are not using a placement agent or a broker and we are not paying commissions to anyone. All of the money we raise goes directly to the Company.

	Price to Public	Commissions	Proceeds to Issuer	Proceeds to Others
Each Class A Investor Share	$1	Zero	$1	Zero
Total	$75,000,000	Zero	$75,000,000	Zero

We refer to the offering of Class A Units pursuant to this Offering Circular as the “Offering.” The Offering will begin as soon as our Offering Statement is “qualified” by the U.S. Securities and Exchange Commission (“SEC”) and will end upon the earlier of: (1) the date we have sold $75,000,000 of Class A Units or (2) the date the Company terminates this Offering.

The purchase of these securities involves a high degree of risk. Before investing, you should read this whole Offering Circular, including “Risks of Investing” starting on page 6.

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THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS JUDGEMENT UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERM OF THE OFFERING. NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. FOR MORE INFORMATION, SEE THE “Limit on How Much Non-Accredited Investors Can Invest” SECTION STARTING ON PAGE 51.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION UNIFORM LEGEND:

YOU SHOULD MAKE YOUR OWN DECISION AS TO WHETHER THIS OFFERING MEETS YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED, OR RECOMMENDED THIS OFFERING. NO INDEPENDENT PERSON HAS CONFIRMED THE ACCURACY OR TRUTHFULNESS OF THIS DISCLOSURE, NOR WHETHER IT IS COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. YOU SHOULD BE AWARE THAT YOU WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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Scholar Hospitality Holdings I LLC – Offering Circular

Executive Summary

There is no place quite like the place you once called home.

For many people, that place is a college town. It is the excitement of move-in day, the nervous energy of the first walk to class, and the friendships that quickly become lifelong bonds. It is autumn Saturdays filled with tailgates and fight songs, late nights that turn into early mornings, and traditions shared across generations of students and alumni.

For those who attended Penn State, these experiences often leave a lasting impression that extends far beyond graduation. The State College community has long served as the center of that experience—bringing together students, alumni, families, faculty, and visitors who return to campus year after year.

Years later, people return. They return for reunions, homecoming weekends, commencements, athletic events, and family traditions. They bring spouses, children, and friends to experience the same places that helped shape them. University communities have a unique rhythm: welcoming new students each year while continually drawing alumni back to reconnect with the institutions and towns that played such an important role in their lives.

Scholar Hospitality Holdings I LLC (the “Company”) was created with the belief that the hospitality experience near campus should reflect that enduring connection. The Company’s investment strategy focuses on acquiring and operating high-quality hotels and other high-value real estate assets and ancillary businesses associated with the hospitality industry located in close proximity to major universities. These assets are designed to serve alumni, families, fans, faculty, and visitors returning to the campuses that mean so much to them.

The Company’s current portfolio is centered on the Penn State community in State College, Pennsylvania. The portfolio of assets expected to be associated with this Offering includes the following properties located in State College (collectively, the “State College Assets”):

●	Hyatt Place State College

●	Fraser Centre Retail

●	Scholar Hotel State College

●	Courtyard by Marriott State College

●	Residence Inn by Marriott State College

Each of the State College Assets serve visitors traveling to State College for both Penn State-related activities and events as well as other activities and events in the region. Each of the State College Assets are also located within convenient proximity to the university and surrounding campus venues.

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Penn State represents one of the largest and most recognizable university communities in the United States, with a substantial student population, nationally recognized athletic programs, and one of the largest alumni networks in the country. These characteristics contribute to recurring visitation driven by academic programs, athletic events, alumni gatherings, campus tours, family visits, conferences, and other university-related activities.

In addition to the acquisition of the State College Assets, the Company may also (i) acquire other real estate assets and/or other ancillary businesses associated with the hospitality industry near other major universities that further support the Company’s investment strategy (such assets, collectively with the State College Assets, the “Assets”) and/or (ii) pay down new or existing debt on or associated with the Assets. These Assets may be located in or around Penn State or in other established university markets and may provide opportunities for operational improvements, repositioning, and redevelopment initiatives over time. The Company believes that including Assets across multiple university communities may also provide diversification within the broader university-adjacent hospitality strategy.

The Company further believes that university-adjacent Assets provide a unique value proposition. Major universities generate recurring visitation tied to academic calendars, athletic events, alumni gatherings, conferences, campus visits, and other institutional activities. These demand drivers create consistent flows of visitors throughout the year who seek convenient, high-quality accommodations and other amenities located near campus.

Assets located near universities therefore play an important role within the broader campus ecosystem. They welcome guests who are returning to celebrate milestones, reconnect with friends, attend important family events, and create new memories alongside the old. In this way, the Company seeks to extend the university experience beyond graduation while supporting the communities that continue to bring people back year after year.

Through this Offering, investors have the opportunity to participate in that vision. By purchasing limited liability company interests designated as “Class A Units” of the Company (the “Offering”), purchasers of Class A Units (the “Investors”) may acquire a fractional ownership interest in the Company’s Assets. The Company is offering these Class A Units to both accredited and non-accredited Investors, with Investors being entitled to the following benefits:

●	Their pro rata share of the Company’s operating profits;

●	Priority repayment of their invested capital together with their pro rata share of proceeds upon the sale or liquidation of Company assets; and

●	Admission into the “Scholar Owners’ Club,” a rewards and benefits program designed to provide Investors with certain perks and experiences at the Company’s Assets.

The identified State College Assets to be acquired by the Company are not newly developed or newly conceived assets. Each State College Asset has previously been successfully owned or operated for several years by the principals of the Company through affiliated investment vehicles (the “Legacy Entities”). These Legacy Entities are approaching the end of their respective investment cycles.

This Offering therefore serves two purposes: first, to provide liquidity to the Legacy Entities at fair market value; and second, to allow a broader community of Investors to participate in the ownership of high-quality Assets located near major universities.

In many ways, the Company seeks to bring together two powerful ideas: investing in high-quality Assets near major universities while also investing in the communities that helped shape our lives.

Disclaimer: This offering is not affiliated with, sponsored by, or endorsed by The Pennsylvania State University (“Penn State”). Penn State has not reviewed or approved the merits of this offering or any related materials.

Caution: Although the principals of the Manager of the Company have successfully owned and operated the State College Assets in the past through the Legacy Entities, there is no guaranty that the Assets will generate any positive cash flow or even be able to return capital to Investors. See “Risks of Investing” on page 6.

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RISKS OF INVESTING

BUYING CLASS A UNITS IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT YOU COULD LOSE SOME OR ALL OF YOUR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT WE BELIEVE MAKE AN INVESTMENT IN THE CLASS A UNITS RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS.

You Might Lose Some or All of Your Investment: When you buy a certificate of deposit from a bank, the Federal government (through the FDIC) guarantees you will get your money back. Buying Class A Units is not like that at all. The ability of the Company to make the profits you expect, and ultimately to give you your investment back plus a return, depends on a number of factors, including some beyond our control. Nobody guarantees that your Class A Units will ever result in a profit to you, and you might lose some or all of your investment.

Risk Associated with Escrow Account: When you invest, your money will be held in an escrow account. Although the escrow account will be held at banks insured by the FDIC, the amount in any such account could exceed the FDIC limits. If the bank holding the escrow account became insolvent in that situation, you could lose some or all of your money.

Arbitrary Offering Price: The price of the Class A Units offered has been arbitrarily established by the Company’s Manager. The Offering price bears little relationship to the assets, net worth, or any other objective criteria

Breaches of Security: It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, we and our vendors may be unable to anticipate these techniques or to implement adequate defensive measures.

Our Auditor Has Raised Questions About Our Ability To Survive As A Going Concern: In the audited financial statements attached to this Offering Circular, our auditor has noted that the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception, and that these factors, among others, raise substantial doubt about the Company’s ability to continue as a “going concern.” As further noted by our auditor, the Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations, and to deploy that capital effectively to produce profits. No assurance can be given that the Company will be successful in these efforts.

Risks Associated with Macroeconomic Conditions: The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed by any economic slowdown and downturn in real estate asset values and property sales. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur can reduce the volume of potential investments. These economic conditions may cause a general decline in acquisition and disposition activities. In addition, these conditions could lead to a decline in property sales prices as well as a decline in funds invested in existing real estate assets and properties planned for development.

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We also may obtain debt financing to facilitate the acquisition of our Assets and/or improvements to our Assets. In the event of an economic downturn that results in an extreme deterioration of our business, we could have insufficient liquidity to meet our debt service obligations when they come due in future years. If we fail to meet our payment or other obligations under our credit facilities, the lender under those agreements will be entitled to proceed against the collateral granted to them to secure the debt owed.

Speculative Nature of Real Estate Investing: Real estate can be risky and unpredictable. For example, many experienced informed people lost money when the real estate market declined in 2007-8. Time has shown that the real estate market goes down without warning, sometimes resulting in significant losses. Some of the risks of investing in real estate include changing laws, including environmental laws; floods, fires, and other Acts of God, some of which can be uninsurable; changes in national or local economic conditions; changes in governmental policies, including changes in interest rates established by the Federal Reserve; and international crises. You should invest in real estate in general, and in the Company in particular, only if you can afford to lose your investment and are willing to live with the ups and downs of the real estate industry.

We Depend on Our Management Team and Will Need to Fill Key Positions: Our success depends substantially upon the talents and abilities of our executive officers and other key members of management. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives. Such changes in our executive management team may be disruptive to our business. Should any of them resign, die or become ill, the Company and its business could suffer.

We Rely on a Small Group of Employees: The Company has a relatively small management team. The loss of any key employees could have a material adverse effect on our operations. Additionally, we may need to hire additional employees to scale our business and execute our growth strategy. There is no guaranty that we will be successful in identifying, hiring, training, and retaining qualified employees when and as needed.

No Participation in Management: Investors will have no right to participate in the management of the Company or the Assets. Instead, the Company’s management will make all decisions. Other than with a limited right to remove the Manager with a supermajority (75%) vote provided for in the Company’s LLC Agreement, you will not have the right to replace our management team even if you think they are doing a terrible job.

Reliance on Management: The success of the Company and its Assets will depend in part on the skills of our management team. If a member of our management team resigned, died, or became ill, the Company and its Investors could suffer.

Limited Ability to Influence Business Decisions: The assets, affairs and business of the Company will be managed under the direction of our Manager. Our investors do not elect or vote on our Manager and they have only limited voting rights on matters affecting our business. Therefore, Investors have only a very limited ability to influence the decisions regarding our business.

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Limited Voting Rights: Our Investors will have limited voting rights only with respect to certain matters, exclusively relating to amendments to the Company’s limited liability company agreement (the “LLC Agreement”) which adversely affect the rights of Investors. The holders of our Class A Units do not have the right to elect the Manager and a three-quarters majority (75%) vote is required to remove the Manager. Each outstanding Class A Unit entitles the holder to one vote on all matters submitted to a vote of the Investors. Generally, matters to be voted on by Investors must be approved by a majority of the votes cast by all Investors present in person or represented by proxy. If any vote occurs, you will be bound by the majority or supermajority vote, as applicable, even if you did not vote with the majority or supermajority.

No Market for the Class A Units; Limits on Transferability: There are two obstacles to selling or otherwise transferring your Class A Units:

●	There will be no established market for the Class A Units, meaning you could have a hard time finding a buyer.

●	Class A Units may not be transferred without our consent, which we can withhold in our sole discretion. The Company also has a right of first refusal to purchase any Class A Units proposed to be transferred.

The Track Record of Our Principals Does Not Guaranty Success: The principals of the Manager of the Company have a long and distinguished track record of acquiring, developing, operating and growing high quality real estate and hospitality assets, including the State College Assets being acquired by the Company using proceeds from the sale of Class A Units. See “State College Assets: A Deeper Dive” on page 44. However, past performance is never a guaranty of future results, and the success of our principals with the State College Assets at the Legacy Entities does not guaranty that the Company will be successful.

Risks Associated with Competition: The hotel industry is highly competitive and the Assets will compete with other hotels in their geographic areas. The building of additional hotel rooms in the geographic areas in which the Assets are located could result in an oversupply of hotel rooms which could adversely affect both occupancy and room rates for the Assets. A significant increase in the supply of hotel rooms and suites, if demand fails to increase at least proportionately, could have an adverse effect on the operational results of the Assets and returns to our Investors could be adversely affected.

Risks Associated with Conflicts of Interest: There are conflicts of interest between the Company, our Manager and its affiliates. Our Manager and/or affiliates of the Manager provide asset management and other services to other funds and/or other properties. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with a third party on an arm’s length basis. All of the agreements and arrangements between such parties, including those relating to compensation, are not the result of arm’s length negotiations. Some of the conflicts inherent in the Company’s transactions with the Manager and its affiliates, and the limitations on such parties adopted to address these conflicts, are described below. The Company, the Manager and their affiliates will try to balance the Company’s interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than us, these actions could have negative impact on our financial performance and, consequently, on distributions to our stockholders and the value of our Class A Units.

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In addition, the interests of the Company and its management could conflict with your interests in a number of important ways, including these:

●	Your interests might be better served if the principals of the Company devoted their full attention to the Company’s business. Instead, they will also be managing other businesses and business interests simultaneously.

●	The entire business of our management team consists of acquiring and operating our Assets. There could be conflicts between the Assets we acquire we decide to invest in through the Company and projects they invest in through other vehicles.

●	The lawyers who prepared this Offering Statement, the LLC Agreement, and the Investment Agreement represent the Company, not you. You must hire your own lawyer (at your own expense) if you want your interests to be represented.

The Company Will Primarily Acquire the State College Assets: The Company intends to acquire State College Assets from entities that are owned or controlled by principals of the Manager of the Company (such entities the “Legacy Entities”). While we may invest in new Assets in the future and believe that these are all high-quality, legacy-type assets, it is possible that there are other hospitality, retail or other business or real estate assets available that may be on the same or better terms and provide better returns to Investors.

Risks Associated with Asset Concentration: Our concentration on hospitality assets and ancillary businesses that are related to hospitality assets may leave our profitability vulnerable to a downturn or slowdown in this sector. If less than all of the Class A Units are sold by the termination date of this offering, the number of Assets may be limited and, as a result, the Assets may not be diversified. Even if we do sell all of the Class A Units, our Assets are still concentrated in a few select markets that are far away from large metropolitan areas which may still leave us vulnerable to an industry-wide or even geographically-limited downturn.

The Success of Our Offering Relies Heavily on the Success of Our Neighboring Universities: Each of our Assets is strategically located next to, and sometimes on, the campuses of several well-known universities including Penn State University. Accordingly, the financial success of each of our Assets is heavily tied to the fortunes of our neighboring universities. Moreover, while we intend to raise capital from a broad range of both accredited and non-accredited Investors in our Offering, we intend to focus intensely on raising money from alumni and other persons with a personal and/or professional relationship with those universities. In our view, investing in one of our Assets is akin to owning a small slice of the larger university community. We intend to lean into that sentiment to both renew and reinforce this connection by creating a continuous virtuous cycle of investment, ownership, and community building and strengthening. However, there is no guarantee that we will be successful.

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Our Acquisition Strategy Relies In Part On Successful Tax Planning and Execution: All of our Assets are held in separate special purchase vehicles (the “SPVs”) whose sole purpose is to hold title to a single Property. Each of these SPVs is in turn owned by Legacy Entities as more fully described in “Our Company and Business” on page 26, We plan to purchase all of the equity interests of each SPV in order to minimize disruption to the day-to-day business and affairs of each Property and to minimize or eliminate the potential of any transfer taxes being imposed on us as a result of such sale as more fully discussed in “Summary of Transfer Tax Planning” on page 64. If we are successful with our approach, we believe the transfers will eliminate or greatly reduce any transfer taxes imposed as a result of the transfer, which in turn will allow a greater percentage of the proceeds from the Offering to be used to acquire and/or improve the Assets. Obviously, the more money we spend on acquiring and operating Assets, the better the returns will be on your investment, but we believe we will be able to execute our strategy (just at a slower pace) even if our careful tax planning is not successful.

Risks Associated with Hotel Industry: Our Assets will be subject to operating risks that are common to the hotel industry. These risks include, among other things:

●	competition for guests from other hotels, a number of which may have greater marketing and financial resources and experience than the Company;

●	increases in operating costs due to inflation and other factors, which increases may not have been offset in past years, and may not be offset in future years, by increased room rates;

●	dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal;

●	increases in energy costs and other expenses of travel, which may deter travelers;

●	adverse effects of general and local economic conditions; and

●	the construction of more hotel rooms in a particular area than needed to meet demand.

These factors could adversely affect the ability of the Company to generate revenues from the Assets. In addition, it may not be possible to transfer certain operating licenses, such as food and beverage licenses or to obtain new licenses in a timely manner in the event such licenses cannot be transferred. Although hotels can generally provide alcoholic beverages under interim licenses or licenses obtained prior to the acquisition of such hotels, there can be no assurance that these licenses will remain in effect or that new licenses will be obtained. The failure to have alcoholic beverage licenses or other operating licenses could adversely affect the ability of the Company to generate revenues.

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The hotel industry is also a notoriously volatile industry since it is dependent on the disposable income of consumers and the whims of the travel industry. This makes hospitality assets much more volatile than other real estate assets in other industries. A substantial part of the Company’s business strategy is based on the Company’s belief that the hospitality markets in which the Company plans to operate will continue to experience improving economic fundamentals in the future. There can be no assurance as to whether, or when, the hospitality industry fundamentals will in fact improve or to what extent they will improve. In the event conditions in the industry do not improve when and as the Company expects, or deteriorates, the Company’s ability to execute its business strategy would be adversely affected. This in turn could adversely affect the Company’s financial condition, results of operations, the value of the Company’s Class A Units and the Company’s ability to make distributions to its Investors.

Risks Associated with Seasonality: The hotel industry is seasonal in nature. Some seasons may be more profitable for certain Assets than for others. Seasonal variations can be expected to cause fluctuations in the revenue generated by the Assets, and, thus, the revenues of the Company.

Risks Associated with Property Capital Expenditures: Hospitality properties have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of the Company’s hospitality properties also will require periodic capital improvements as a condition of keeping the franchise licenses. In addition, the Company’s potential lenders will likely require that the Company set aside annual amounts for capital improvements to the Company’s hospitality properties. These capital improvements may give rise to the following risks:

●	Possible environmental problems;

●	Construction costs overruns and delays;

●	Possibility that revenues will be decreased temporarily while rooms or restaurants offered are out of service due to capital improvement projects;

●	A possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available on affordable terms;

●	Receipt of zoning, occupancy and other required governmental permits and authorizations;

●	Development costs incurred for projects that are not pursued to completion;

●	Developed properties that may not achieve the Company’s desired revenue or profit goals;

●	Intense competition for suitable development sites from competitors with greater financial resources than ours;

●	Acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

●	Ability to raise capital;

●	Governmental restrictions on the nature or size of a project;

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●	Uncertainties as to market demand or a loss of market demand after capital improvements have begun; and

●	Disputes with franchisors and/or managers regarding compliance with relevant management and/or franchise agreements.

The costs of all these capital improvements could adversely affect the Company’s financial condition and amounts available for distribution to Investors.

Risks Associated with Property Management Agreements: The management agreements for each Property may limit the liability of the Property Manager to the Company. The Property Manager and its agents and employees may not be liable to the Company for errors of judgment or other acts or omissions as set forth in such property management agreement. A successful claim for such indemnification would deplete the Company’s assets by the amount paid.

Risks Associated with Hotel Franchise Agreements: All of the State College Assets will be operated under existing franchises or license agreements or some of our new Assets will be subject to new franchise or license agreements. Such agreements will require that the applicable Asset be maintained and operated in accordance with specific standards and restrictions in order to maintain uniformity with the franchisor’s brand of hotels. Compliance with these standards, and changes in these standards, could cause the Company to incur significant expenses or capital expenditures, which would adversely affect the results of operation of the Assets and returns to our Investors. In the event an Asset loses any licenses, franchises or permits required to operate the Asset under the applicable brand, Asset operations may not meet anticipated levels and it may be difficult to sell the Asset. In addition, the Company may be required to pay various acquisition fees when it acquires Assets from franchisees, including transfer fees and affiliation fees, which will increase the acquisition cost of the Assets.

Additionally, franchisors of the Assets may require the Company to adhere to property improvement plans with respect to each Asset. The costs of the property improvement plans are unknown. Costs associated with property improvement plans may be required to be paid at the time of acquisition of the Asset and/or during the course of ownership of the Asset. Failure to comply with the property improvement plans may result in franchisors disallowing the use of the franchised brands associated with the Asset. Also, in connection with the disposition of the Asset by the Company, the purchaser may be required to pay costs associated with property improvement plans, which may result in a lower sales price for the Asset or otherwise make the sale of the Asset more difficult.

Risks Associated with Asset Manager and Property Manager: The Company engaged the Asset Manager and Property Manager to manage the operations at the Assets. It is anticipated that the Assets will be managed by the Asset Manager, which is an affiliate of the Manager and operated by the Property Manager. If the Property Manager is contractually prohibited or is otherwise unable or elects not to operate an Asset, another operator will be chosen for that Asset in the discretion of the Manager and the Asset Manager. Most decisions regarding the operation of the Assets will be made exclusively by the Asset Manager. The Asset Manager may from time to time receive information or notices regarding the Assets. It is anticipated that the property management agreements for the Assets will require the Property Manager to furnish to the Company, promptly after receipt, any notice of violation of any governmental requirement or order issued by any governmental entity, any notice of default from the holder of any mortgage or deed of trust encumbering the Assets or any notice of termination or cancellation of any insurance policy. If the Property Manager fails to furnish such notices or other notices or information it receives with respect to the Assets to the Company, the ability of the Company to protect its interest in the Assets may be adversely affected. Potential Investors must carefully evaluate the personal experience and business performance of the principals of the Property Manager. It is anticipated that the Property Manager will enter into subcontract agreements relating to the operation of any Asset. Neither the Asset Manager nor the Property Manager has any fiduciary duty to our Investors and may not perform as expected.

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Risks Associated with Retail Properties: Investment in retail properties are subject to risks that are distinct from those associated with other types of commercial real estate. The performance of retail properties is highly dependent on consumer spending patterns, discretionary income levels, demographic trends, and broader economic conditions. Changes in consumer preferences, reductions in disposable income, inflationary pressures, rising interest rates, or economic downturns may adversely affect the revenues and operating results of retail tenants, which in turn may negatively impact occupancy levels, rental income, and the value of retail properties held by the Company.

The retail sector has experienced, and may continue to experience, significant structural changes, including increased competition from e-commerce and omnichannel retailers, changes in shopping behaviors, and evolving consumer expectations regarding convenience, pricing, and experience. These trends may reduce demand for certain retail formats, locations, or property types, including traditional brick-and-mortar retail. Retail tenants that fail to adapt to these changes may experience declining revenues or business failures, which could adversely affect the Company’s investments.

Risks Associated with Conflicts of Interest: The interests of the Manager, the principals and its other affiliates may conflict with your interests. The LLC Agreement provides our Manager with broad powers and authority which may result in one or more conflicts of interest between your interests and those of the Manager and its affiliates, who participate, or expect to participate, directly or indirectly in other offerings by our Manager and its affiliates.

Potential conflicts of interest include, but are not limited to, the following: (i) the Manager and/or its affiliates are offering, and may continue to offer, other real estate investment opportunities, including additional blind pool equity offerings similar to this offering and may make investments in real estate assets for their own respective accounts, whether or not competitive with our business; (ii) the Manager and/or its affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and you will not be entitled to receive or share in any of the profits, return fees or compensation from any other business owned and operated by the Manager and/or its other affiliates for their own benefit; (iii) we may engage the Manager or affiliates of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with third parties on an arm’s length basis; and (iv) the Manager and/or its affiliates are not required to devote all of their time and efforts to our affairs.

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Asset Values Could Decrease: The value of our Assets could decline, perhaps significantly. Factors that could cause the value of the Asset to decline include, but are not limited to:

●	Changes in interest rates

●	Competition from existing properties and new construction

●	Changes in national or local economic conditions

●	Changes in zoning

●	Environmental contamination or liabilities

●	Changes in local market conditions

●	Fires, floods, and other casualties

●	Uninsured losses

●	Undisclosed defects in property

●	Incomplete or inaccurate due diligence

Risks Associated with Dependence on Tenants: Our financial results will depend in part on leasing space in the Assets we acquire to tenants on economically favorable terms. In the event of a tenant default prior to stabilization, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. A default of a substantial tenant or number of tenants at any one time would cause us to lose the revenue associated with such lease(s) and cause us to have to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. Therefore, lease payment defaults by tenant(s) could cause us to lose our investment or reduce the amount of distributions to Investors.

Risks Associated with Competition for Tenants: A portion of the proceeds of the Company’s investments may come from rental payments and other fees paid by tenants in respect of properties owned by, or corresponding to assets owned by, the Company. The financial performance of the Company will depend in part on the ability of the applicable lessors in respect of such properties to attract and retain qualified tenants for the properties. Competing properties may attract tenants, with better location, convenience, appearance or amenities, newer properties, lower rents or greater leasing incentives than those existing or available with respect to properties owned by the Company or corresponding to assets owned by the Company. Competition for tenants could reduce the occupancy and rental rates, increase the management practice to offer rental incentives (including grant of concessions), cause a decline in the number and credit quality of tenants, and adversely affect the financial condition of the Company and accordingly, the value of the Class A Units.

To remain competitive and maintain economic value, properties may require frequent expenditures, though such expenditures may be relatively small for any one property. If insufficient amounts are spent on necessary repairs at properties owned by or corresponding to assets owned by the Company, they may not remain competitive in their local markets.

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Risks Associated with Short-Term Leases: Because some of the tenants at one of our Assets may pay rent to the Company under a lease, the net operating income generated by such Assets may change relatively quickly from time to time.

As the leases permit tenants to leave at the end of the lease term without penalty, rental revenues may be affected by declines in market rents or increased competition from other lessors more quickly than if leases were for longer terms. Short-term leases may result in high turnover, which involve costs, such as repair and replacement costs, capital expenses to restore the properties, marketing costs, lower occupancy levels and costs of maintaining vacant properties. Thus, in general, certain properties owned by the Company or corresponding to assets owned by the Company can be expected to have substantially more volatile cash flows that would be the case with an income-producing commercial property leased to a small number of operating businesses under long-term leases. If a tenant has not provided a notice to vacate prior to the lease expiration, the tenant may be contacted regarding renewal of the lease and, if the tenant opts not to renew the lease, the tenant would be allowed to remain in occupancy under a month-to-month tenancy. As a result, the remaining length of leases at properties owned by the Company or corresponding to assets owned by the Company individually or in the aggregate may decline over time, which would tend to increase the sensitivity of rental rates and net operating income at such properties to short-term changes in market conditions.

There may be limited operating history and historical information from which to make projections regarding tenant turnover rate and similar information. Consequently, the information relied upon by the Manager in connection with the Company’s investments may be substantially less reliable than would be the case if the Assets owned by the Company had a longer history of ownership and management. No assurance can be made regarding the vacancy rate, turnover rate, credit loss rates, costs, revenues or net operating income that will actually be experienced by such Assets individually or in the aggregate in the future.

Risks Associated with Leasing Activity: Leasing activity at Assets owned by the Company will be affected by the general conditions in the relevant rental market in the geographic markets where such Assets are located. A decline in demand for commercial rental spaces may occur in some or all markets as a result of general macroeconomic factors, including without limitation applicable regional and local factors.

In the event that lessors of the Assets owned by the Company are unable to secure tenants for such Assets on attractive terms, the proceeds of the Company’s investments in such assets may be adversely effected.

Risks Associated with Losses: There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our Assets. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our Assets incur a casualty loss that is not fully insured, the value of our Assets will be reduced by any such uninsured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured Asset. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to our Investors.

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In the event of a substantial or comprehensive loss to our Assets, we may not be able to rebuild our Assets to their then-existing specifications. Further, reconstruction or improvement of such an Asset would likely require significant upgrades to meet zoning and building code requirements. Environmental and legal restrictions could also restrict the rebuilding of our Assets.

Unavailability of Insurance Against Certain Catastrophic Losses: Certain losses of a catastrophic nature, such as earthquakes, wars, terrorist attacks or other similar events, may be either uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact on the related Property. As a result, not all Assets may be insured against all possible risks. If a major uninsured loss occurs, the Company could lose both the amount it invested in and anticipated profits from the affected Asset or Assets.

Risks Associated with Toxic Mold: The Company could incur expenses associated with existence of toxic mold. Litigation and concern about indoor exposure to certain types of toxic molds has been increasing as the public becomes aware that exposure to mold can cause a variety of health effects and symptoms, including allergic reactions. Toxic molds can be found almost anywhere; they can grow on virtually any organic substance, as long as moisture and oxygen are present. There are molds that can grow on wood, paper, carpet, foods, and insulation. When excessive moisture accumulates in buildings or on building materials, mold growth will often occur, particularly if the moisture problem remains undiscovered or unaddressed. It is impossible to eliminate all mold and mold spores in the indoor environment. In warm or humid climates, the likelihood of toxic mold can be exacerbated by the necessity of indoor air-conditioning year-round. The difficulty in discovering indoor toxic-mold growth could lead to an increased risk of lawsuits by affected persons, and the risk that the cost to remediate toxic mold will exceed the value of the property. Because of attempts to exclude damage caused by toxic mold growth from certain liability provisions in insurance policies, there is no guarantee that insurance coverage for toxic mold will be available now or in the future.

Liability for Personal Injury and Damage to Property: The Company could be held liable for accidents and injuries at our Assets. We will carry insurance to protect against the potential losses, but our insurance might not be adequate.

Risks Associated with Construction Defects: Our Assets could be subject to construction defects which could reduce the returns on the investment. While we believe this risk is fairly minimal given our management’s prior experience owning and operating our Assets through the Legacy Entities, it is possible that some of our Assets may be subject to construction defect claims that only reveal themselves over time. The Company may have remedies under state law as well as under any warranties from the contractors for the construction work. If the warranties do not cover all the expenses associated with any construction defects that may arise, the Company could be liable for the expenses associated with correcting the construction defects. If work is required to cure any construction defects, it is likely that the reserves established by the Company will be insufficient to pay for such work. Accordingly, the presence of construction defects could adversely affect the financial performance of the Company.

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Risks Associated with Construction/Improvements: We may seek to engage in various construction and/or improvement projects with our Assets from time to time. Potential development and construction delays and resultant increased costs and risks may hinder our operating results and decrease our net income. In addition, to the extent any of our Assets are the subject of any construction and/or improvement projects, there are always uncertainties associated those types of projects. Such uncertainties include, but are not necessarily limited to, uncertainties related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment.

Risks Associated with CC&Rs: The Company’s ability to operate an Asset may be limited by its obligations under various covenants, conditions and restrictions (collectively, “CC&Rs”) that were recorded against the land. The CC&Rs may place certain obligations on the Company with respect to the maintenance of the common areas of an Asset and other matters. The CC&Rs may place restrictions on how an Asset may be rehabilitated or repaired. The CC&Rs may also set forth reciprocal rights with respect to issues such as encroachments, parking, utility lines and ingress and egress and may place limitations on the way the Company operates an Asset. Restrictions in the CC&Rs could negatively impact the results of the Assets.

Availability of Debt: Market fluctuations in real estate loans may affect the availability and cost of loans needed for the Assets. Credit availability has been restricted in the past and may become so in the future. Restrictions upon the availability of real estate financing, or high interest rates on real estate loans, may adversely affect the Company. It is anticipated that the lenders will restrict the ability to obtain subordinate financing for the Assets. The Company does not have any commitments for loans to acquire any Asset and there is no assurance that such loans will be available. Restrictions upon the availability of real estate financing or high interest rates on real estate loans may also adversely affect the ability of the Company to sell the Assets.

Moreover, it is anticipated that any loans obtained to acquire the Assets may have short terms and will require the Company to make large balloon payments on the maturity dates of the loans. If the Company is unable to make a balloon payment or to refinance any of the loans for any reason or at reasonable cost, the ownership of an Asset could be jeopardized.

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Risks Associated with Leverage & Declines in Market Value:  The Company may need or desire to obtain loans to acquire the Assets and/or to finance its internal operations as well as the operations of the Assets. The terms of the loans to be obtained or assumed by the Company will vary and the exact terms are unknown. It may be difficult to obtain financing when needed and the terms and conditions under which any financing can be obtained are uncertain and could be unfavorable. If the Company is not able to obtain financing, the Company may not be able to acquire all of the Assets. It is anticipated that the loans will not allow for any type of prepayment except shortly before the maturity date and any prepayment may require the payment of a yield maintenance penalty or defeasance. Consequently, the Company may not be able to take advantage of favorable changes in interest rates.

A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.

Risks Associated with interest Rates: The Company may pay interest at a variable or fixed rate of interest on monies borrowed to acquire and/or improve the Assets. When interest rates change it is possible that the interest paid on funds will be higher than the rate of return from the Assets and may result in the loss of the Assets. For example, the debt service payments on a variable interest rate loan may increase and the Assets secured by such loan may not generate sufficient cash flow to pay the increasing debt service payments.

To mitigate this risk, we may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type and expected duration of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

●	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

●	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

●	the duration of the hedge may not match the duration of the related liability or asset;

●	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

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●	the party owing money in the hedging transaction may default on its obligation to pay; and

●	we may purchase a hedge that turns out not to be necessary, i.e., a hedge that is out of the money.

Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our Investors. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Risk of Failure to Comply with Securities Laws: The current Offering relies on an exemption under Regulation A of the Securities Act. We have relied on the advice of securities lawyers and believe we qualify for the exemption. If we did not qualify, we could be liable to penalties imposed by the federal government and state regulators, as well as to lawsuits from investors.

Sale of Other Securities: In this Offering, the Company is selling Class A Units for $1 per Class A Unit. However, the Company could at any time sell other Class A Units or other classes of securities to raise additional capital. A different class of securities could have greater rights than those associated with the Class A Units, including but not limited to preferential rights to distributions.

Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, we do not have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of our internal controls.

We Are an “Emerging Growth Company” Under the JOBS Act: Today, the Company qualifies as an “emerging growth company” under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Securities Exchange Act of 1934 and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs, but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions – and the status of the Company as an “emerging growth company” in the first place – will not be relevant unless and until the Company becomes a public reporting company.

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Risks of Raising Money From Smaller Investors: This Offering is focused on attracting a large number of Investors that plan on making relatively small investments. An inability to attract such Investors may have an adverse effect on the success of our offering, and we may not raise adequate capital to implement our business strategy.

Our Class A Units are being offered and sold only to “qualified purchasers” (as defined in Regulation A). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D (which, in the case of natural persons, (A) have an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person, or (B) earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year) and (ii) all other Investors so long as their investment in the Company does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

Our reliance on attracting Investors that may not meet the net worth or income requirements of “accredited investors” carries certain risks that may not be present in traditional initial public offerings. For example, certain economic, geopolitical and social conditions may influence the investing habits and risk tolerance of these smaller Investors to a greater extent than “accredited investors,” which may have an adverse effect on our ability to raise adequate capital to implement our business strategy. Additionally, our focus on Investors that plan on making, or are able to make, relatively small investments requires a larger investor base in order to meet our annual goal of raising $75,000,000 in the Offering. We may have difficulties in attracting a large Investor base, which may have an adverse effect on the success of this Offering, and a larger Investor base involves increased transaction costs, which will increase our expenses.

Risks of Regulation A+ Offering: We are offering our Class A Units pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our Class A Units less attractive to investors as compared to a traditional initial public offering. As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements, which may make our Class A Units less attractive to Investors as compared to a traditional initial public offering, which may make an investment in our Class A Units less attractive to Investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty with regard to how the SEC or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance to which we may be subject. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of our Class A Units, we may be unable to raise the necessary funds necessary to commence operations, or to acquire and operate the Assets, which could severely affect the value of our Class A Units.

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Additionally, our use of Form 1-A and our reliance on Regulation A for this offering may make it more difficult to raise capital as and when we need it, as compared to if we were conducting a traditional initial public offering. Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $75,000,000 in any 12-month period under Regulation A (although we may raise capital in other ways), we may be less attractive to Investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Risks From Lack of Internal Controls: There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions. As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and, therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Risks Associated With Investment Company Act and Investment Advisors Act: If the Company were to be required to register under the Investment Company Act or the Manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of the Company and the Manager. The Company is not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Manager will not be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Accordingly, the Class A Units do not have the benefit of the protections of the Investment Company Act or the Investment Advisers Act.

The Company and the Manager have taken the position that the properties are not “securities” within the meaning of the Investment Company Act or the Investment Advisers Act and the Manager is not and will not be advising with respect to securities under the Investment Advisers Act. We do not believe that the Company will be an investment company under Section 3(a)(1)(A) because we are not engaged primarily in the business of investing, reinvesting or trading in securities. The only assets which the Company will hold are real property assets, which will be held through wholly owned subsidiaries which comply with the 40% test in accordance with Section 3(a)(1)(C) of the Investment Company Act.  These subsidiaries will be outside the definition of investment company under Section 3(a)(1) of the Investment Company Act because they likewise will not be engaged in the business of investing, reinvesting or trading in securities. Furthermore, the Company also believes it qualifies for exemption under Section 3(c)(5)(C) of the Investment Company Act because at least 55% of the Company’s assets will be in or qualifying real estate assets. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires entities relying on this exception to invest at least 55% of its portfolio in qualifying assets; at least 80% of its assets in qualifying assets plus other real estate-related assets and no more than 20% of the portfolio in miscellaneous assets which are not qualifying assets or real estate related assets

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How we classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action letters issued by the SEC staff in the past and other SEC interpretive guidance. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain joint venture investments may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC will concur with our classification of our assets. Future revisions to the Investment Company Act or further guidance from the SEC may cause us to lose our exclusion from registration or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

In the event that the Company were to acquire assets that could make such entities fall within the definition of investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6). Section 3(c)(6) excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of certain specified businesses. These specified businesses include the real estate business described in Section 3(c)(5)(C) of the Investment Company Act. It also excludes from the definition of investment company any company primarily engaged, directly or through majority owned subsidiaries, in one or more of such specified businesses from which at least 25% of such company’s gross income during its last fiscal year is derived, together with any additional business or businesses other than investing, reinvesting, owning, holding, or trading in securities. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of our assets consist of, and at least 55% of our income is derived from, qualifying real estate assets owned by our wholly owned or majority owned subsidiaries.

The Manager is not registered as an investment adviser under the Investment Advisers Act because the Manager does not provide investment advisory services. The Investment Advisers Act contains many provisions designed to protect clients of investment advisers, including, among other things, restrictions on the charging by registered investment advisers of performance-based compensation. Such protections, and others afforded by the Investment Advisers Act, are not expected to be applicable to the Manager and to the Company. Should the Investment Advisers Act become applicable to the Manager and to the Company, these protections may be implemented in a manner that alters other rights and obligations of the Company and/or you with respect to other matters.

Notwithstanding the foregoing, if the Company were to be required to register under the Investment Company Act or the Manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of the Company and the Manager.

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Risks Associated with Other Federal, State and Local Laws: Costs imposed pursuant to governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders. Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liabilities on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

Compliance with the Americans with Disabilities Act: Under the Americans with Disabilities Act of 1990 (the “ADA”), public accommodations must meet certain federal requirements related to access and use by disabled persons. Facilities initially occupied after January 26, 1992 must comply with the ADA. When a building is being renovated, the area renovated, and the path of travel accessing the renovated area, must comply with the ADA. Further, owners of buildings occupied prior to January 26, 1992 must expend reasonable sums, and must make reasonable efforts, to make practicable or readily achievable modifications to remove barriers, unless the modification would create an undue burden. This means that so long as owners are financially able, they have an ongoing duty to make their property accessible. The definitions of “reasonable,” “reasonable efforts,” “practicable” or “readily achievable” are site-dependent and vary based on the owner’s financial status. The ADA requirements could require removal of access barriers at significant cost and could result in the imposition of fines by the federal government or an award of damages to private litigants. Attorneys’ fees may be awarded to a plaintiff claiming ADA violations. State and federal laws in this area are constantly evolving, and could evolve to place a greater cost or burden on the Company. While the Manager will attempt to obtain information with respect to compliance with the ADA prior to investing in an Asset, there can be no assurance that ADA violations do not or will not exist at a specific Asset. If other violations do exist, there can be no assurance there will be funds available to pay for any necessary repairs.

Risks Associated with Environmental Laws: Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from operating the Asset that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

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Limitations on Rights in Investment Agreement: To purchase Class A Units, you are required to sign our Investment Agreement. The Investment Agreement will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Units:

●	Any claims arising from your purchase of Class A Units must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

●	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under federal securities laws.

●	You would not be entitled to a jury trial. However, that rule does not apply to claims arising under federal securities laws.

Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be handled solely in the state or federal courts located in Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

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Risks Associated with ERISA: If the fiduciary of an employee pension benefit plan subject to ERISA (such as profit sharing, Section 401(k) or pension plan) or any other retirement plan or account fails to meet the fiduciary and other standards under ERISA or Section 4975 of the Code as a result of an investment in our Class A Units, the fiduciary could be subject to penalties. There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Code (such as an IRA) that are investing in our Class A Units. Fiduciaries investing the assets of such a plan or account in our common stock should satisfy themselves that:

●	the investment is consistent with their fiduciary and other obligations under ERISA and the Code;

●	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;

●	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;

●	the investment in our shares, for which no public market currently exists, is consistent with the liquidity needs of the plan or IRA;

●	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

●	the fiduciary will be able to comply with the requirements under ERISA and the Code to value our common stock annually; and

●	the investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Code may result in the imposition of penalties and could subject the fiduciary to claims for damages or for equitable remedies. In addition, if an investment in our shares constitutes a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA custodians should consult with counsel before making an investment in our common stock.

We may become subject to Title I of ERISA, which may lead to the rescission of certain transactions, tax or fiduciary liability and our being held in violation of certain ERISA and Code requirements. If for any reason our assets are deemed to be “plan assets” because we do not qualify as either a “real estate operating company” or a “venture capital operating company” and there is no other exemption available to prevent our assets from being deemed “plan assets,” certain transactions, including acquisitions, sales and exchanges of properties, might constitute non-exempt prohibited transactions under Section 406 of ERISA and/or Section 4975 of the Code and might have to be rescinded and may give rise to prohibited transaction excise taxes and fiduciary liability. In addition, if our assets are deemed to be “plan assets,” our management may be considered to be fiduciaries under ERISA. In this regard, while we intend to be structured to qualify as either a “real estate operating company” or a “venture capital operating company,” fiduciaries of employee benefit plans subject to Title I of ERISA and/or Section 4975 of the Code should make an independent determination whether such status can be achieved.

Risks Associated with Federal Income Taxes: THE COMPANY HAS NOT OBTAINED A LEGAL OPINION CONCERNING THE TAX IMPLICATIONS OF AN INVESTMENT IN THE CLASS A UNITS. Prospective purchasers of the Company’s Class A Units should consult their own tax advisors as to their own tax situation prior to investment in the Class A Units. The cost of such consultation could, depending on the amount thereof, materially increase the cost of investment in the Company’s Class A Units and decrease any anticipated yield on the investment. A number of changes in the tax laws have been made and/or are under consideration, and such professional consultation is essential. See “Federal Income Taxes” on page 65,

The Foregoing Are Not Necessarily The Only Risks Of Investing
Please Consult With Your Professional Advisors

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OUR COMPANY AND BUSINESS

The Scholar Story

Scholar Hotels LLC (“Scholar”) was founded in 2016 with a focus on hospitality properties located in close proximity to major colleges and universities. Since its founding, Scholar has developed (through its affiliates) into a full-service hospitality platform that owns, operates, and manages hotels serving university communities across the United States.

Scholar’s strategy centers on hospitality assets located near major university campuses, where visitation is driven by academic programs, athletic events, alumni activities, conferences, campus tours, and other institutional gatherings. By focusing on these markets, Scholar seeks to position its properties to serve the recurring demand generated by university-related travel.

Since its founding, Scholar (through its affiliates) has developed, acquired, and operated a growing portfolio of hotels located near university campuses. The Scholar platform currently includes ownership and management of eight hotels and provides third-party management services to two additional properties. Scholar also maintains an active pipeline of new hospitality projects that are in various stages of development, construction, acquisition, or management.

Through these investments and operating relationships, Scholar has developed experience managing hospitality properties that serve alumni, families, faculty, students, and visitors traveling to university communities.

Leadership

Scholar is led by two long-time hospitality industry professionals:

●	Gary Brandeis, who is Scholar’s Chief Executive Officer; and

●	Aditya Mainin, who is Scholar’s President.

Collectively, they bring decades of combined experience in hospitality development, operations, and investment management. Together they have overseen the acquisition, development, repositioning, and operation of numerous hotel properties and have built Scholar into a specialized platform focused on university-adjacent hospitality.

Under their leadership, Scholar has assembled a team of professionals with expertise across the full spectrum of hotel ownership and operations. Senior members of Scholar’s management team bring expertise in relevant areas such as:

●	Hotel Operations

●	Property Management

●	Sales and Marketing

●	Revenue Management

●	Procurement

●	Human Resources

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●	Conference and Event Services; and

●	Food and Beverage Operations

This multidisciplinary operational platform allows Scholar to oversee both the day-to-day performance of its Assets as well as longer-term strategic initiatives related to asset positioning and operational improvement. To learn more about Scholar’s team and expertise, please see “Our Management Team” on page 72.

Asset Management and Investment Platform

Scholar’s investment activities are conducted by its affiliated company, Real Estate Capital Management LLC (the “Asset Manager”), which provides asset management and investment oversight services for the platform’s hospitality properties.

Through this affiliation, the Scholar platform has access to capabilities that include:

●	asset management and investment oversight

●	capital structuring and capital stack management

●	hospitality development and construction management

●	redevelopment and repositioning initiatives

●	portfolio and investment management

Scholar believes that the integration of ownership, operational oversight, and asset management within the broader Scholar platform provides a comprehensive approach to managing hospitality assets located near major universities.

Through this Offering, the Company seeks to continue building upon the Scholar platform while providing Investors the opportunity to participate in the ownership of hospitality properties serving university communities.

The Origin of the Company

The management team of Scholar created the Company to acquire, develop, and operate the State College Assets and other Assets acquired by the Company described more fully in “Our Target Assets” on page 31 and in “State College Assets: A Deeper Dive” on page 44. Each of our State College Assets will be acquired from Legacy Entities currently owned and/or operated by the principals of the Manager using proceeds acquired from the sale of the Company’s Class A Units (the “Offering”). The purpose of the Offering is to simultaneously provide liquidity to investors in the Legacy Entities before the end of such Legacy Entities’ operating term while also providing access to these assets to new and existing Investors, including retail investors.

To ensure a fair and transparent sale process, the Company and each of the Legacy Entities will follow all applicable corporate formalities to minimize the risk and appearance of any conflicts of interest. In addition, lenders to the Legacy Entities and/or the applicable SPVs have obtained independent, third-party valuations of the Legacy Entities and/or the ownership interests in the applicable property-owning vehicles, which valuations were considered, together with other factors, in determining the purchase price for each State College Asset.

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The limited liability company agreement of the Manager also affords Investors, albeit indirectly, with several important protections designed to protect the value of each investment. For example:

●	While Gary Brandeis will serve as the sole manager of the Manager and will exert significant control over the day-to-day operations and management of the Manager, and in turn, the Company, certain significant actions of the Manager (including asset sales and other major decisions) require the approval of at least seventy-five percent (75%) of the members of the Manager’s investment committee; and

●	These approval rights apply to specified major actions of the Manager and are intended to provide an additional layer of oversight at the Manager level, notwithstanding that investors do not directly participate in the management of the Company.

The Company has not yet acquired any of the Assets but intends to acquire each Asset on substantially the same terms and conditions (with appropriate adjustments for purchase price and other property-specific terms) as set forth in “Summary of Major Contract – Summary of Purchase Agreement” on page 55, a template of which purchase agreement is attached as Exhibit 1A-6C.

Corporate Structure

The Company is a Delaware limited liability company. Each Asset is owned by its own special purpose entity (each, an “SPV”), typically a single member limited liability company organized under the laws of the state where the Asset is located. The Company will acquire all of the equity interests of the SPV under and pursuant to the terms of a separate purchase agreement as described above. The Company does not directly own fee title to any Asset, and references in this Offering Circular to the Company’s ownership, operation, or management of the Assets are intended to describe the Company’s indirect ownership and control through and applicable SPVs rather than direct ownership of real property.

The Company and all of its owners are subject to a Limited Liability Company Agreement dated April 14, 2026, which governs the ownership, management, and operation of the Company (the “LLC Agreement”). The key terms of the LLC Agreement are summarized in “Summary of LLC Agreement” on page 59, and a copy of the LLC Agreement is attached as Exhibit 1A-2B.

Company Management

The Company will be managed by Scholar Hospitality Holdings I GP LLC, a Delaware limited liability company (the “Manager”). The Manager will exercise complete control of the Company and its interests in the Assets. For example, the Manager will cause the Company or the applicable SPV, as appropriate, to execute and deliver (i) each purchase agreement to acquire each Asset from a Legacy Entity; (ii) each Property Management Agreement with the Property Manager; and (iii) the Asset Management Agreement with the Asset Manager. The Manager will also decide whether to borrow money and, if so, how much, decide whether and when to sell each Asset, decide how much capital to raise through the sale of Class A Units, and decide how and whether to raise capital through other means.

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Investors will have the right to remove the Manager only for narrowly-defined “cause,” and then only after following a procedure set forth in the LLC Agreement. See “Summary of LLC Agreement” on page 59.

The manager of the Manager is, in turn, Gary Brandeis, who is able to control most of the day-to-day operations and management of the Manager. However, certain significant actions of the Manager (including asset sales and other major decisions) requires the approval of members of the Manager holding at least seventy-five (75%) of the outstanding ownership interest in the Manager, which approval rights operate as an additional structural limitation on the Manager’s authority, notwithstanding that Investors do not directly participate in the management of the Company.

See “Our Management Team” on page 72.

Property Manager

The Company will cause each SPV to enter into a hotel or property management agreement (the “Property Management Agreement”) with Scholar in its capacity as property manager (the “Property Manager”). The Property Manager is owned by its Chief Executive Officer, Gary Brandeis (40%), its President, Aditya Maini (40%), its Vice President of Asset Management, Alex Hails (15%), and its Vice President of Operations, Mahim Sharm (5%). Each Property Management Agreement is entered into by the applicable SPV in its capacity as owner of the related Asset, and the Company is not a direct party thereto, except indirectly through its ownership of the applicable SPV.

Under the Property Management Agreement, the Property Manager is empowered to serve as the SPV’s exclusive agent to supervise, direct, control, manage and operate the Asset owned by such SPV. The key terms of the Property Management Agreement are summarized in “Summary of Major Contracts – Property Management Agreement” on page 52, and a copy of the Property Management Agreement is attached as Exhibit 1A-6A.

The Asset Manager

The Company will enter into an asset management agreement (the “Asset Management Agreement”) with Real Estate Capital Management LLC, a Pennsylvania limited liability company (the “Asset Manager”). The Asset Manager is wholly owned and managed by Gary Brandeis.

Under the Asset Management Agreement, the Asset Manager is empowered to provide the Company with property-level asset management services related to the ownership and operations of each Property. The key terms of the Asset Management Agreement are summarized in “Summary of Major Contracts – Asset Management Agreement” on page 54, and a copy of the Asset Management Agreement is attached as Exhibit 1A-6B.

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Our Investment Thesis

The Company’s investment strategy focuses on acquiring and operating well-located Assets in close proximity to major universities with established visitation patterns and strong institutional presence.

The Company believes that universities function as long-term anchors within their communities, generating recurring demand for lodging through academic programs, athletic events, alumni activities, research initiatives, conferences, and other institutional functions. By focusing on Assets located near these institutions, the Company seeks to participate in the recurring flow of visitors who travel to these campuses throughout the year.

The Company believes that hospitality Assets located in primary university markets represent a specialized segment of the lodging industry that operates differently than many traditional hospitality markets. These Assets often benefit from recurring demand tied to academic calendars and institutional activities rather than relying solely on conventional corporate or leisure travel patterns.

In implementing this strategy, the Company intends to focus on several key investment principles:

●	Focus on Major University Markets. The Company intends to target Assets located near large universities with significant student populations, nationally recognized academic programs, and active alumni communities. These universities often generate recurring visitation driven by admissions events, athletic competitions, alumni gatherings, academic conferences, and other institutional activities. The Company believes that these recurring drivers contribute to consistent lodging demand over time.

●	Proximity to Campus. Location relative to campus is a critical component of the Company’s investment strategy. The Company seeks to acquire Assets located within close proximity to university campuses and major campus venues. Assets located near campus may benefit from their convenience to visitors attending university-related events, including athletic events, graduation ceremonies, admissions visits, alumni gatherings, and other campus activities.

●	Established Hospitality Assets. The Company generally intends to focus on existing hotel properties rather than ground-up development projects. By acquiring established assets with operating histories, the Company believes it may be able to evaluate performance characteristics, visitation patterns, and operating metrics prior to acquisition. The Company believes this approach may reduce certain development-related risks while allowing it to focus on operational performance and asset management.

●	Institutional and Branded Properties. Where appropriate, the Company intends to focus on nationally recognized hotel brands or Assets that benefit from established reservation systems, loyalty programs, and brand standards. The Company believes that affiliation with established brands can support operational consistency and guest recognition among travelers visiting university communities.

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●	Experienced Ownership, Development & Operations. The Company’s principals have previously owned, developed, or operated hotels located near universities through affiliated investment vehicles. Through these prior investments, the principals have developed experience in evaluating university market characteristics, completing hospitality development projects, and managing hotel operations in university environments. The Company intends to leverage this experience when evaluating potential acquisitions and operating hospitality assets.

●	Portfolio Approach. The Company seeks to assemble a portfolio of Assets located near multiple universities. By investing across different university markets, the Company believes it may benefit from diversification of demand drivers across various geographic regions and institutional communities. Over time, the Company intends to evaluate opportunities to expand the portfolio through additional acquisitions, development projects, or management opportunities that align with the Company’s university-focused investment strategy.

Our Target Assets

We intend to acquire the following Assets, each of which are located near Penn State University in State College, Pennsylvania. We may also acquire additional Assets near other major universities in the future or pay down debt associated with any of the Assets we acquire. Below is an overview of the basic characteristics of each of the Assets we have identified and intend to acquire as soon as possible upon commencement of the Offering:

[Page Break]

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Additional Perks of Investing – Scholar Owners’ Club

Each Investor who purchases Class A Units will automatically be eligible for participation in the Company’s “Scholar Owners’ Club” loyalty and reward program (the “Scholar Owners’ Club”). The Scholar Owners’ Club is intended to operate as a loyalty and community-based rewards platform across a growing portfolio of hospitality and related assets. Accordingly, participation in the Scholar Owners’ Club is not limited to the Assets owned by the Company as of the date of this Offering Circular, but may extend to properties owned, leased, managed, or otherwise operated by the Company, the Manager, or their respective affiliates, including properties held in future affiliated funds, entities, or investment vehicles sponsored or managed by the Manager or its affiliates.

Membership in the Scholar Owners’ Club will consist of two tiers: Nittany Investor and Legacy Investor. Each Investor in each tier will be entitled to certain additional perks and benefits which may include:

Nittany Investor (for Investors who invest $5,000 in the Offering)

●	Preferred Reservations

●	Room Upgrades as available

●	Dining Discounts

●	Access to High-demand Weekends

●	Access to Exclusive Investor Events

Legacy Investor (for Investors who invest at least $10,000 in the Offering)

●	All Nittany Investor benefits plus:

o	Enhanced Dining Discounts

o	Earlier Access to High-demand Weekends

o	VIP Access to Exclusive Investor Events

Benefits to members of the Scholar Owners’ Club are subject to change in the sole discretion of the Asset Manager or Manager, may vary by Asset, and may be offered on a portfolio-wide, fund-specific, or affiliate-specific basis depending on availability, commercial arrangements, and other factors determined from time to time.

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Our Revenue and Expenses

Revenue

The Company expects to generate revenues from the ownership and operation of the Assets acquired with the proceeds of this Offering. Revenues derived from the Assets are anticipated to be generated from multiple operating sources, which may vary by Asset, market conditions, seasonality, and the type and mix of assets owned by the Company. These revenue sources are expected to include, without limitation, the following:

●	Room Revenues. The primary source of revenue for the State College Assets is expected to be room revenues derived from guest bookings. Room revenues generally consist of charges paid by guests for overnight or short-term use of hotel rooms, suites, or similar accommodations, and may be generated through direct bookings, third-party booking platforms, group reservations, and other distribution channels. Room revenues are subject to fluctuation based on occupancy levels, average daily rates, demand trends, competition, and general economic conditions affecting travel and tourism.

●	Food and Beverage Revenues. The Assets may generate additional revenues from the sale of food and beverage offerings, including restaurants, bars, lounges, room service, catering operations, and similar outlets located at or associated with an Asset. Food and beverage revenues may be derived from both hotel guests and non-guests and may vary significantly based on the quality, branding, and management of such facilities, as well as local market conditions and consumer preferences.

●	Parking Revenues. Certain Assets may generate revenues from on-site or adjacent parking facilities, including self-parking and valet services. Parking revenues may be received from hotel guests, retail or conference visitors, or members of the general public, depending on the Asset’s location, design, and applicable local regulations.

●	Retail Rent Revenues. Some Assets may include ground-floor or ancillary retail spaces leased to third-party tenants, such as restaurants, cafes, convenience stores, or other commercial occupants. Revenues from these portions of the Assets are generally expected to be generated in the form of base rent and, in certain cases, percentage rent or other contractual charges payable by retail tenants pursuant to lease agreements.

●	Conference and Event Services. Certain hotel Assets may offer conference, meeting, banquet, or event facilities. Revenues from conference and event services may include charges for room rentals, audiovisual services, catering, event coordination, and related services provided in connection with meetings, conventions, weddings, or other gatherings hosted at an Asset.

●	Miscellaneous Revenues. The Assets may also generate miscellaneous revenues from ancillary or incidental sources, which may include, without limitation, gift shop sales, vending machines, resort or facility fees, service charges, equipment rentals, and other guest-related services. Miscellaneous revenues may fluctuate based on guest usage patterns and the specific amenities offered at each Asset.

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Expenses

The Company expects to incur a variety of expenses in connection with the ownership, operation, and management of the Assets. The actual expenses incurred with respect to any particular Asset may vary based on the nature, location, size, operating performance, and condition of such Asset, as well as prevailing market and economic conditions. Expenses are expected to include, without limitation, the following categories:

●	Operating Costs. The Company expects to incur customary operating expenses associated with the day-to-day operation of the Assets. These operating costs may include, among other things, salaries, wages, bonuses, and benefits for on-site and administrative personnel; staffing-related payroll taxes and insurance; sales and marketing expenses; information technology systems and support; reservation and booking platform fees; repairs and maintenance; supplies; professional fees; and other general and administrative expenses required to operate the Assets. Operating costs may fluctuate based on occupancy levels, service offerings, labor market conditions, and other factors affecting hotel and real estate operations.

●	Management Fees. The Company expects that some or all of the Assets may be operated pursuant to property management, hotel management, and/or asset management agreements with third-party managers or affiliates. Under such arrangements, the Company may be required to pay management fees that are typically calculated as a percentage of gross revenues, net operating income, or a combination thereof, and may also include incentive fees or other performance-based compensation. Management fees reduce the amount of cash available for distribution to Investors.

●	Insurance. The Company expects to maintain insurance coverage customary for owners and operators of real estate and hospitality assets. Insurance expenses may include premiums for property insurance, casualty and liability insurance, business interruption insurance, workers’ compensation insurance, and other coverage deemed appropriate by the Company or required under financing or management agreements. Insurance costs may increase over time due to changes in coverage requirements, Asset values, claims history, or broader market conditions.

●	Utilities. The Company expects to incur expenses for utilities required to operate the Assets, which may include electricity, gas, water, sewer, telecommunications, internet services, and similar utilities. Utility expenses may vary based on usage levels, occupancy, energy prices, seasonality, and applicable local rates.

●	Real Estate Taxes. The Company expects to be responsible for the payment of real estate taxes, assessments, and similar governmental charges applicable to the Assets. Real estate taxes may be subject to reassessment upon acquisition, improvement, or sale of an Asset, or as a result of changes in applicable tax laws, valuation methods, or local governmental policies. Increases in real estate taxes would reduce the cash flow generated by the Assets.

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●	Capital Reserves. The Company expects to establish and maintain reserves for capital expenditures and other long-term needs of the Assets. Capital reserves may be used to fund significant repairs, replacements, renovations, upgrades, or improvements, including those required to maintain the competitive position, safety, or regulatory compliance of the Assets. The amount of capital reserves established for any Asset will be determined by the Company based on anticipated future capital needs and may reduce the amount of cash available for current distributions to Investors.

Offices and Employees

The Company itself will not have offices or employees. Instead, our Manager will provide all services required to operate the Company (other than on-site construction and other services provided by third parties), as well as the office space and equipment necessary to provide such services.

The Manager does not currently have any employees. Scholar has approximately 9 full-time employees considered “senior management” and 2 part-time employees. The office location of the Manager is located on the title page to this Offering Circular.

Factors Most Likely to Affect Our Business

The ability of the Company to conduct its business successfully depends on several critical factors:

●	Dependence on University-Related Activity. A significant portion of demand for the Company’s Assets is driven by visitation associated with nearby universities, including academic programs, conferences, campus events, and other institutional activities. Any decline in university-related activity—whether due to changes in institutional priorities, reduced event programming, or external factors affecting campus operations—could reduce visitation to these markets and adversely affect hotel occupancy and revenues.

●	Variability of Academic & Event Calendars. University-oriented hospitality markets tend to experience demand fluctuations aligned with academic calendars and scheduled events such as athletic competitions, commencements, orientation programs, alumni weekends, and conferences. If these events are reduced in scale, canceled, rescheduled, or experience lower attendance than anticipated, the Company’s Assets may experience lower occupancy and reduced revenues during periods that have historically generated higher demand.

●	Dependence on Athletic Programs & Major Campus Events. In certain university communities, athletic events and other large-scale campus activities are a meaningful driver of short-term lodging demand. Changes in athletic conference alignment, team performance, event scheduling, ticket availability, fan engagement, or attendance levels could reduce the number of visitors traveling to these markets, which could negatively impact hotel demand during peak event periods.

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●	Changes in University Enrollment or Institutional Priorities. The economic vitality of many university communities is closely linked to the size, funding levels, and strategic priorities of the institutions located there. Declines in enrollment, shifts toward remote or hybrid academic programming, reductions in research activity, or changes in state or institutional funding could affect visitation patterns and demand for lodging accommodations in markets where the Company operates.

●	Economic Conditions Affecting Travel. Demand for hotel accommodations is influenced by broader economic conditions that affect discretionary and business travel. Economic downturns, inflationary pressures, increases in travel costs, reduced consumer confidence, or constraints on institutional and household budgets could result in lower visitation to university communities and adversely affect occupancy levels and operating revenues at the Company’s Assets.

●	Development & Redevelopment Risks. Certain of the Company’s Assets may undergo renovation, repositioning, expansion, or redevelopment initiatives intended to enhance long-term performance. These projects are subject to risks including construction delays, cost overruns, labor shortages, supply-chain constraints, permitting and zoning issues, and disruptions to ongoing operations, any of which could adversely affect project timelines, operating results, or anticipated returns.

●	Reliance on Effective Hotel Operations. The Company’s performance depends on effective daily hotel operations, including sales and marketing activities, revenue management strategies, guest services, and property maintenance. Operational challenges such as staffing shortages, increased labor and benefit costs, employee turnover, system failures, or service disruptions could negatively affect guest satisfaction, occupancy, operating margins, and overall financial performance.

●	Dependence on Relationships Within University Communities. The Company seeks to cultivate relationships with various participants in university ecosystems, including academic departments, conference organizers, visiting faculty, alumni organizations, and other groups that may generate lodging demand. If the Company is unable to establish, maintain, or expand these relationships, or if demand from these sources declines, the performance of the Company’s Assets could be adversely affected.

●	Availability of Student Labor in University Communities. Assets located in university markets often rely, in part, on student employees to support operations in areas such as front desk services, housekeeping, food and beverage operations, conference services, and general hospitality functions. Changes in student availability, work authorization rules, academic workloads, or student interest in hospitality employment could reduce the availability of this labor pool and increase staffing challenges or labor costs.

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●	Dependence on University-Sponsored Work Experience Programs in Certain Markets. In certain markets, including State College, Pennsylvania, hospitality and related academic programs at nearby universities have historically encouraged or required students to obtain practical work experience as part of their academic curriculum. For example, hospitality students at Penn State have traditionally been required to complete a substantial number of work hours in hospitality-related roles during their course of study, which has historically contributed to the local hospitality labor pool. If universities modify academic requirements, reduce or eliminate work-experience components of hospitality curricula, or otherwise alter program structures, fewer students may seek employment in local hotels. Any reduction in the availability of student employees could make it more difficult for the Company to recruit and retain adequate staffing, increase labor costs, or require the Company to rely more heavily on non-student labor. If the Company is unable to maintain appropriate staffing levels or must materially increase compensation or benefits to attract employees, the operating performance and profitability of its hotels could be adversely affected.

These are just some of the many factors which will influence the Company’s success and in turn the profitability of an Investor’s investment in the Company. For a more detailed list of factors which could impact the Company’s success, please see “Risks of Investing” on page 6.

Competition

The hospitality industry is highly competitive, and the Company’s Assets compete with a range of lodging providers within their respective markets. Competition may affect pricing, occupancy levels, operating margins, and overall financial performance, including:

●	Competition From Other Hotels. The Company’s Assets compete with other lodging properties located in the same or nearby university communities, including national and regional branded hotels, independent hotels, boutique properties, and limited-service accommodations. These competitors may have greater brand recognition, more extensive loyalty programs, superior amenities, or greater financial and marketing resources, which could enable them to attract guests through pricing strategies, promotional offers, or enhanced guest experiences.

●	Price, Brand, and Amenity Competition. Hotels in the Company’s markets compete on a variety of factors, including room rates, location, perceived quality, service levels, brand affiliation, amenities, and reputation. Increased competition in any of these areas may require the Company to adjust pricing, increase marketing expenditures, or invest additional capital to maintain competitiveness, which could adversely affect margins and profitability.

●	New Hotel Development. University-oriented markets that experience sustained visitation and favorable demand trends may attract new hotel development. The construction or opening of additional hotels in markets where the Company operates could increase the overall supply of available rooms and intensify competition for guests, particularly during non-peak periods.

●	Impact of Increased Room Supply. An increase in the supply of hotel rooms could reduce occupancy levels, limit the Company’s ability to raise room rates, or require more aggressive discounting to maintain market share. Any sustained imbalance between supply and demand in the Company’s markets could adversely affect average daily rates, revenue per available room, and overall operating results.

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●	Alternative Lodging Options. The Company’s Assets also compete with alternative lodging options, including short-term rental platforms, vacation rentals, extended-stay accommodations, and other non-traditional hospitality offerings. These alternatives may provide visitors with different pricing structures, amenities, or lodging experiences, which could divert demand away from traditional hotel accommodations in university communities.

●	Competition for University-Related Group and Event Business. Hotels located near universities frequently compete for group bookings associated with conferences, academic programs, alumni events, athletic travel, and other institutional activities. Other hotels in the market may seek to attract this business through competitive pricing, meeting and event space offerings, tailored services, or established marketing relationships within the university community. Increased competition for group and event business could limit the Company’s ability to secure room blocks, conference bookings, or premium pricing during key periods.

●	Seasonal and Event-Driven Competition. Demand in university markets is often concentrated around specific events or time periods tied to academic calendars and campus activities. Competition among hotels for these peak periods may be particularly intense, and the Company may face pressure to offer discounted rates or additional incentives to attract guests, which could affect revenue during periods that are critical to annual performance.

●	Competition for Skilled Hospitality Personnel. The Company competes with other hospitality operators, restaurants, and service-industry employers for qualified personnel, including management, sales, food and beverage staff, housekeeping, and front-desk employees. Competition for experienced or reliable employees may increase labor costs, reduce staffing availability, or result in higher turnover, any of which could adversely affect service quality, operating efficiency, and profitability.

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Scholar Hospitality Holdings I LLC – Offering Circular

State College Assets: A Deeper Dive

Overview

The State College Assets described in this Offering Circular are currently owned by, and operated through, one or more Legacy Entities. The Company does not presently own these State College Assets. The Company expects to acquire the State College Assets from the Legacy Entities using the net proceeds of this offering, together with existing indebtedness, new financing, and/or other sources of capital, as determined by the Company from time to time. There can be no assurance that all contemplated acquisitions will be consummated on the terms described herein or at all.

The principals of the Legacy Entities are the same individuals who own, control, and manage the Manager of the Company and its Affiliates. As a result, the contemplated acquisitions will involve transactions between entities under common control. The acquisition terms, including purchase prices and related arrangements, have been determined by the principals and were not negotiated on an arm’s-length basis. These transactions may involve conflicts of interest, and the interests of the principals may differ from those of investors in the Company. See “Risks of Investing” on page 6, and “Interest of Management and Others in Certain Transactions” on page 82,

The historical operating results and financial information presented in this Offering Circular reflect the performance of the State College Assets while owned and operated by the Legacy Entities. Such historical results are not necessarily indicative of the future performance of the Company or the State College Assets following their acquisition by the Company. Future results will depend on numerous factors, including market conditions, financing terms, operating costs, and the Company’s ability to execute its business strategy, and may differ materially from historical performance.

However, because the principals of the Legacy Entities are the same individuals who will continue to own, manage, and operate the Company and its Affiliates following the consummation of this Offering and the related acquisitions, the Company’s management believes that the historical operating information of the State College Assets provides a meaningful basis for understanding the State College Assets, the markets in which they operate, and the assumptions underlying the Company’s forward-looking projections. The Company’s projections are based on management’s experience operating these Assets, familiarity with their historical performance and cost structures, and expectations regarding future market conditions. Nonetheless, these projections are inherently forward-looking and subject to significant risks and uncertainties, and actual results may differ materially.

The discussion below should be read together with the historical financial information and the forward-looking financial projections included elsewhere in this Offering Circular and the exhibits referenced herein.

Portfolio Composition & Operating Profile

As of the date of this Offering Circular, the Legacy Entities’ portfolio consists of multiple hotel properties and one retail center located in State College, Pennsylvania. These Assets serve both transient and group demand associated with nearby universities.

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The Assets generally experience seasonality tied to university academic calendars and major campus events, with higher occupancy and room rates during athletic weekends, commencements, conferences, and similar events, and softer demand during academic recess periods.

Historical Results of Operations

The Legacy Entities have provided historical operating results for certain stabilized Assets in its portfolio. Historical performance reflects the relationship between university-driven demand and lodging activity in these markets, as well as broader economic conditions affecting travel.

Across the Assets, historical occupancy levels have generally ranged from the high-60% to low-70% range, with average daily rates increasing over time and varying by brand, positioning, and service level. Variations in year-to-year performance reflect changes in event schedules, institutional activity levels, pricing strategies, and operating costs.

A summary of selected historical operating metrics is set forth below for illustrative purposes only and does not include all periods or all properties:

Selected Historical Operating Metrics (Certain Properties)

Metric	Indicative Range
Occupancy	~71% – ~72%
Average Daily Rate (ADR)	~$170 – ~$212
Revenue per Available Room (RevPAR)	~$120 – ~$160

Complete historical statements and property-level data are included in Exhibit 1A-15A (“Unaudited Historical Financial Performance”).

Portfolio Valuation & Capital Structure

The Legacy Entities have assembled valuation information for its portfolio based on a combination of third-party appraisals, recent financing activity, and internal estimates. Aggregate acquisition costs, inclusive of estimated closing costs and planned capital expenditures, total approximately $138.55 million. The portfolio is financed with a combination of existing indebtedness and equity capital.

As currently structured, total existing and planned debt across the portfolio is approximately $70.5 million, with total equity capital required of approximately $63 million. The Company intends to raise up to $75 million pursuant to this Regulation A offering, subject to the limitations of Regulation A.

Certain properties are undergoing updated appraisal processes, and valuation estimates may be revised based on updated third-party valuations, capital improvements, or changes in market conditions.

Additional detail regarding portfolio valuation, debt, and equity requirements is included in Exhibit 1A-15B (“Portfolio Valuation Summary & Appraisals”).

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Forward-Looking Results & Trends

The Company has prepared forward-looking consolidated financial projections reflecting management’s assumptions regarding occupancy levels, average daily rate growth, operating expenses, capital expenditures, and financing costs. These projections also reflect anticipated stabilization and planned redevelopment initiatives at certain properties.

Management currently expects modest long-term growth in average daily rates and occupancy across the portfolio, with operating performance continuing to reflect the seasonal patterns inherent in university-oriented hospitality markets. Projected operating margins assume continued investment in maintenance, staffing, and brand standards, as well as the successful execution of redevelopment and repositioning strategies where applicable.

The following table summarizes select projected consolidated metrics over a ten-year forecast period:

Illustrative Consolidated Operating Outlook

Metric	Early Period	Later Period
Occupancy	~71%	~72%
ADR	~$212	~$250+
Total Operating Revenue	~$26 million	~$33+ million
Net Income Before Debt Service	~$10.137 million	~$13.3+ million

These projections are inherently forward-looking, are based on management assumptions, and are subject to the risks and uncertainties described under “Risks Of Investing” on page 6. Actual results may differ materially.

Detailed projections, assumptions, and property-level schedules are included in Exhibit 1A-15C (“Detailed Financial Proformas (Unaudited)”).

Liquidity & Capital Resources

The Company expects to fund ongoing operations, capital expenditures, and debt service through operating cash flow and proceeds from this offering. The availability of additional financing, refinancing, or capital contributions may be affected by market conditions, interest rates, property performance, and lender requirements.

There can be no assurance that the Company will achieve projected cash flows or that sufficient capital will be available on acceptable terms in the future.

Summary Financial Information

The financial information presented in this Offering Circular includes:

●	Historical operating results for select Assets;

●	Portfolio valuation summaries; and

●	Forward-looking consolidated and property-level financial projections.

The summary information presented herein is qualified in its entirety by the more detailed financial statements, schedules, and notes included as exhibits to this Offering Circular.

CAUTION: Past performance does not guaranty future results. Even though the principals of the Manager of the Company have successfully operated the State College Assets through the Legacy Entities in the past, there are many reasons why the Company might not be successful, including all of those listed in “Risks of Investing” on page 6.

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Scholar Hospitality Holdings I LLC – Offering Circular

SECURITIES BEING OFFERED: THE CLASS A Units

Description of Securities

We are offering to the public up to $75,000,000 of Class A Units, which represent limited liability company interests in the Company. All of the rights and obligations associated with the Class A Units are set forth in the LLC Agreement, which is attached as Exhibit 1A-2B.

Price of Class A Units

Initially, we will offer the Class A Units at $1 per Class A Unit. During the term of this Offering, we may increase or decrease the price per Class A Unit to reflect changes in the net value of our Assets, which will be determined by the Manager in its sole and absolute discretion. Changes in the price per Class A Unit will be reflected in a supplement to this Offering Statement filed with the SEC.

Voting Rights

Owners of the Class A Units – that is, Investors – will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the Manager exclusively.

Distributions

We intend to make distributions periodically, as conditions permit. The order of distributions will be governed by the Company’s LLC Agreement.

We divide distributions into two categories:

●	Distributions of ordinary operating cash flow from Assets; and

●	Distributions of the net proceeds from “capital transactions” like sales or refinancing of Assets (“net proceeds” means the gross proceeds of the capital transaction, reduced by the expenses of the transaction, including repayment of debt).

Distributions of ordinary operating cash flow will be distributed 90% to the Investors on a pro rata basis and 10% to the Manager.

Distributions of the net proceeds from capital transactions will be made in the following order or priority:

●	Step One: First, Investors will receive any remaining net proceeds to return an allocable portion of the capital they invested;

●	Step Two: Second, any remaining net proceeds will be distributed 90% to the Investors on a pro rata basis and 10% to the Manager.

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We expect to make distributions of ordinary operating cash flow on a monthly basis. Distributions of the net proceeds from capital transactions will be made, if at all, upon the occurrence of a capital transaction.

Whether to distribute operating cash flow or capital proceeds, and how much to distribute, are in the sole discretion of the Manager. No returns are guaranteed. Investors will receive distributions only if we are able to generate a profit from the business.

How We Decide How Much To Distribute

To decide how much to distribute, we start with the revenue from each Asset, add miscellaneous income like interest, add any proceeds we have received from the sale or refinancing of our Assets, and then subtract our actual expenses of operating the Assets, including salaries, rent, debt service, management fees, marketing costs, taxes, legal and accounting fees, travel expenses, commissions, and debt service. Finally, depending on the circumstances at the time, we decide how much should be held in reserve against future contingencies. The amount we distribute is therefore our revenue, minus our expenses, minus the reserve amount.

Withholding

In some situations we might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to you and are required to withhold $10 in taxes, for our purposes you will be treated as having received a distribution of $100 even though only $90 was deposited in your bank account.

No Guaranty

We can only distribute as much money as we have. There is no guaranty that we will have enough money, after paying expenses, to return all of an Investor’s invested capital.

Transfers

Investors may freely transfer their Class A Units, but only after providing the Manager with written assurance that (i) the transfer is not required to be registered under the Securities Act of 1933, and (ii) the transferor or the transferee will reimburse the Company for expenses incurred in connection with the transfer.

However, an Investor who wants to sell his, her, or its Class A Units must first offer them to the Manager.

Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Class A Units back to the Company:

●	If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

●	If the Manager determines that the Investor has engaged in certain misconduct.

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If an Investor’s Class A Units are purchased pursuant to such a request, the price will be equal to 90% of the amount the selling Investor would have received had all assets of the Company been sold for their net asset value, as determined by the Manager, and the proceeds, less all liabilities and expenses, been distributed in liquidation of the Company.

The purchase price will be paid by wire transfer or other immediately-available funds.

Voluntary Redemptions

Investors may request that the Company redeem their Class A Units by providing written notice to the Manager of such request. However, all redemptions shall be subject to the following basic limitations, except as otherwise determined by the Manager in its sole discretion:

●	The Manager shall only accept a redemption request that provides for a redemption date set for the end of a fiscal quarter (i.e. March 31st, June 30th, September 30th, or December 31st).

●	All Members shall be required to provide written notice to the Manager of any redemption request at least sixty (60) days prior to the requested redemption date, which notice shall include the requested redemption date and the number of Class A Units to be redeemed.

●	The redemption price per Class A Unit shall be equal to such Member’s then-existing Capital Account divided by the number of Class A Units held by such Member but in no event shall the aggregate purchase price for all of such Member’s Class A Units be less than $100.

●	The Company shall not be required to redeem any Units unless the Company has sufficient assets to pay for its liabilities.

●	A Member shall generally receive the proceeds from any redemption request accepted by the Manager within thirty (30) days of the effective date of the redemption provided, however, that (i) ten percent (10%) of such redemption amount (as may be calculated on the basis of unaudited data) shall be temporarily withheld in reserve, and shall be distributed not later than thirty (30) days after the completion of the Company's year-end audit. The amount actually disbursed to the Member in connection with such redemption shall be subject to reduction in consideration of any applicable fees due to the Manager, the Asset Manager and/or the Property Manager as well as any reserves, if any (including, but not limited to, reserves established for loss contingencies and existing liabilities). Any such redemption shall be deemed to be a redemption of all Class A Units held by such Member as of the effective date of the redemption.

●	The Manager may elect to make, at its sole discretion, a distribution of property, rather than cash, or a combination of cash and property, to a redeemed Member, which property shall be assigned a fair market value as deemed appropriate by the Manager in good faith and accounted for as if all such property had been sold for its fair market value and the withdrawal distribution made subsequently in cash. In the event that a Member contributed property to the Company as part of a Capital Contribution, the Manager shall typically seek to return such property to such Member upon its making a withdrawal of adequate size.

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●	The Manager may, at its sole discretion, elect to hold some or all of the balance in the Capital Account of any Member as reserves for actual or contingent liabilities, realized or anticipated, relating to the Company or the Member’s account. In the event that the Manager makes such an election, the amount held in reserve will not be available for withdrawal by the Member until such time as the Manager determines such reserves are no longer necessary, at which point such reserves shall be made payable to the Member. No Investor shall have the right to any interest earned on any reserves so withheld.

●	The Manager may withhold taxes from any redemptions or other distributions to any Member, or in respect of allocations of Company net or gross income or gain, to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Company with respect to any redemption payments or other distributions by the Company to any Member, or in respect of allocations of Company net or gross income or gain, shall be deemed to be a distribution or payment to such Member constituting a complete redemption and withdraw of such Member hereunder.

●	Redemptions by Members having more than one Capital Account at the time of the redemption will be made generally on a "first-in, first-out" basis, or as otherwise deemed appropriate by the Manager, at its sole discretion.

●	The Manager may, by written notice to the Members, suspend redemption rights, in whole or in part, in the event that the Company or any Member’s account is subject to an investigation of money laundering charges or other such legal investigation mandating a temporary freezing of assets; or if such withdrawal would have, or could reasonably be expected to have, a material adverse effect on the Company or any of the Members.

●	The Manager retains the right to require any Member to redeem all some or all of its Class A Units at any time and for any reason upon providing prior written notice to such Member.

●	If after the completion of the Company’s year-end audit, the Manager determines that the amount previously distributed to a Member in connection with any redemption exceeded the amount that such Member was actually entitled to receive, then the Member shall be required to return such excess amount to the Company within ten (10) days of notification of such excess payment.

●	Any Member who elects or is required to make a complete redemption of its Class A Units (excluding any amount held in reserve by the Manager) shall cease to be a Member as of the effective date of such redemption and shall thereafter have no rights as a Member set forth herein except as otherwise specifically established herein or as required by law.

●	No Member may request a redemption of its Class A Units prior to twelve (12) months from the date it becomes a Member.

●	Prior to redeeming any Class A Units requested to be redeemed by a Member, the Company shall first offer such Class A Units to be redeemed (the “Redemption Units”) to the Manager. If the Manager does not elect to purchase all (and not less than all) of the Redemption Units within three (3) days after receipt of notice from the redeeming Member, the Company shall next offer such Redemption Units to the Members of the Manager (or their designees), pro rata or as otherwise determined by the Manager, on the same terms. Any Redemption Units not so purchased may thereafter be redeemed by the Company.

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LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST

As long as you’re at least 18 years old, you can invest in this Offering. But if you’re not an “accredited” investor, the amount you can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term “accredited investor” means:

●	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

●	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

●	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

●	A business in which all the equity owners are accredited investors;

●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

●	A bank, insurance company, registered investment company, business development company, or small business investment company;

●	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

●	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If you fall within any of those categories, then you can invest as much as you want. If you don’t fall within any of those categories, then the most you can invest in this Offering is the greater of:

●	10% of your annual income; or

●	10% of your net worth.

These limits are imposed by law, not by us.

When you go to our website, www.ScholarHH.com, we will ask whether you’re an accredited investor. If you aren’t, then we’ll ask about your annual income and net worth.

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Summary of Major Contracts

In addition to the LLC Agreement, the Company is subject to three (3) major contracts which govern virtually all aspects of the Company’s business. These contracts are:

●	The Property Management Agreement with the Property Manager

●	The Asset Management Agreement with the Asset Manager; and

●	Each Purchase Agreement pursuant to which the Company acquires each State College Asset.

A summary of each contract is below, each of which is qualified in their entirety by reference to the actual agreements. A copy of the Property Management Agreement is attached as Exhibit 1A-6A, a copy of the Asset Management Agreement is attached as Exhibit 1A-6B, and a copy of the Purchase Agreement pursuant to which the Company intends to acquire each Property is attached as Exhibit 1A-6C.

Summary of Property Management Agreement

Under the Property Management Agreement, the Property Manager is appointed by each SPV as such SPV’s exclusive agent to supervise, direct, control and operate the Assets owned by such SPV for an initial term of twenty (20) years, which may be extended by mutual agreement of the parties. As the Property Manager for each Property, the Property Manager is responsible for the proper and efficient operation of the Assets including complete discretion and control to:

●	Determine rates and fees for rooms, commercial space and other services at the Assets;

●	Implement and administer various employment, credit and other policies;

●	Grant concessions or leasing of shops and agencies with the Assets;

●	Receive, hold and disburse funds;

●	Maintain one or more bank accounts;

●	Procure inventories, supplies and services necessary or useful to the efficient operation of the Assets;

●	Establish, administer and execute promotions and publicity campaigns;

●	Make any repairs or perform (or contract to perform) any maintenance on such Assets; and

●	Any other actions or activities necessary or convenient in connection with or relating to any of the foregoing.

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As consideration of the services provided under the Property Management Agreement, the Property Manager is entitled to: (1) a base management fee equal to three percent (3%) of the gross revenues of each Asset (the “Property Management Fee”), which Property Management fee is fully subordinated to any liens or other secured creditors of the SPV; and (2) an accounting fee of $1,000 per month. All fees will be paid on a monthly basis as further described in the Property Management Agreement.

Additionally, the Property Manager is required to obtain and maintain the following insurance policies with insurance companies reasonably acceptable to the Manager:

●	At the Asset-level, the Property Manager will obtain property insurance protecting each Asset against loss or damage by fire, lightning and all other risks covered by the usual standard extended coverage endorsements in an amount not less than 100% of the replacement costs of such Asset (the costs of which costs shall be reimbursed by the Company under the Property Management Agreement);

●	Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers;

●	Business interruption insurance covering loss of profits and necessary continuing expenses in amounts acceptable to the Manager;

●	Workers’ compensation insurance and employer’s liability insurance as required by applicable laws;

●	Fidelity bonds, with reasonable limits and deductibles acceptable to the Manager covering employees in job classifications normally bonded in the other hotels as requires by law;

●	Comprehensive general public liability insurance covering bodily injury, death or property damage at an Asset, including automobile insurance on vehicles operated by the Asset, with a combined single limit of not less than $1,000,000 for each occurrence for personal injury death or property damage, with $15,000,000 umbrella coverage; and

●	Such other insurance reasonably requested by the Manager.

All disputes arising under the Property Management Agreement shall be referred to arbitration under the rules of the Commercial Rules of the American Arbitration Association, which arbitration shall be held in Philadelphia, Pennsylvania. The arbitrator in such dispute has complete authority to grant any remedy or relief it deems appropriate with the exception of punitive damages, which finding will be binding on the parties for all purposes with an opportunity for appeal. The prevailing party in any dispute will be entitled to reasonable fees and costs (including attorneys’ fees) incurred in connection with such matter.

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Summary of Asset Management Agreement

Under the Asset Management Agreement, the Asset Manager contracts with the Company to provide State College Asset-level asset management services related to the ownership and operation of the State College Asset including:

●	Determining design impacts and returns on investment to the Company for any plan renovations or redevelopments;

●	Analyzing monthly financial statements to verify financial results;

●	Identifying, analyzing and recommending other revenue and asset value enhancement opportunities;

●	Reviewing and advising the Company on the annual operating budget of each Asset including its annual capital expenditure budget;

●	Advising the Company in the hiring, termination, and promotion of management of employees at each Asset;

●	Providing monthly updates to the Company on operational performance of each Asset;

●	Attending meetings to review the monthly performance, including quarterly property inspections;

●	Advising on major decisions involving the Assets, including sales and refinance analysis, property plant and equipment budgeting, property improvement plans and franchise license renewals and compliance;

●	Advising on compliance with local laws and regulations, including any tax appeal efforts;

●	Assisting the Company with handling any third party brokers and agents in connection with any sales, refinances or leases of the Assets; and

●	Providing other services consistent with any of the foregoing.

As compensation for the Asset Manager’s services under the Asset Management Agreement, the Company agrees to reimburse the Asset Manager for all reimbursable expenses under the Asset Management Agreement and to pay the Asset Manager a fee equal to two percent (2%) of the gross revenues of each Asset within thirty (30) days of each calendar month end (the “Asset Management Fee”). If the Company does not have sufficient cash on hand to pay the Asset Management Fee, then any unpaid Asset Management Fee will accrue interest equal to eight percent (8%) per year.

The Asset Manager has no authority to bind the Property Manager or the Company. Accordingly, the Asset Manager is required to be indemnified from any liability under the Asset Management Agreement absent the Asset Manager’s gross negligence, recklessness, willful misconduct, fraud, violation of law, or from any action taken beyond the scope of its authority. The Asset Management Agreement has an initial term of twenty (20) years, which may be extended by the parties by written agreement.

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Summary of Purchase Agreement

To acquire each of the State College Assets, the Manager shall cause the Company to enter into a purchase agreement with each of the Legacy Entities in substantially the form set forth in the Purchase Agreement, subject to deal-specific terms and customizations as deemed necessary or convenient by the Manager. Under the Purchase Agreement:

●	The Company will purchase one hundred percent (100%) of the equity interests of the Legacy Entities holding each of the State College Assets;

●	Each acquired Legacy Entity owns the land, buildings and related improvements, appurtenances (such as easements, utility rights, permits, leases, service contracts, etc) used in connection with the operation of the State College Asset;

●	The Company will pay the purchase price for each Legacy Asset in cash at closing, subject to customary prorations and adjustments, including for taxes, utilities, rent, security deposits, and certain contract charges;

●	The Company will be afforded customary due diligence periods during which it may conduct physical, structural, environmental, title, lease and other diligence with respect to the State College Asset and the acquired Legacy Entity. The Company may terminate the Purchase Agreement during this period in its sole discretion if it is not satisfied with the results of investigations;

●	The sellers of each Legacy Entity are required to convey marketable title to the equity interests, free and clear of liens other than permitted exceptions. Monetary liens must be discharged at or prior to closing, and the Company has termination or price-adjustment rights if certain title issues cannot be cured;

●	The sellers will make customary representations and warranties, including relating to authority, capitalization, absence of disclosed liabilities, status of leases, absence of litigation, zoning compliance, environmental matters, OFAC compliance, and that the acquired Legacy Entity has conducted no business other than ownership of the State College Asset;

●	The sellers are subject to customary interim operating covenants, including requirements to operate the State College Asset in the ordinary course, refrain from entering into new leases or material contracts without consent, avoid encumbering title, and preserve existing leases and service arrangements through closing;

●	Closing is subject to satisfaction of customary conditions, including accuracy of seller representations, compliance with covenants, delivery of required closing documents, and issuance of title policy acceptable to the Company;

●	The Purchase Agreement provides the Company with termination rights in the event of a material casualty damage or condemnation prior to closing, or alternatively, the right to proceed with closing and receive applicable insurance or condemnation proceeds;

●	The Purchase Agreement shall be governing by Pennsylvania law.

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SALE AND DISTRIBUTION OF SECURITIES

We are offering to sell up to $75,000,000 of Class A Units to the public.

The Offering will begin as soon as our Offering Statement is “qualified” by the U.S. Securities and Exchange Commission (“SEC”), and will end upon the earlier of (1) the date we have sold $75,000,000 of Class A Units, (2) the second anniversary of the date our Offering Statement is qualified by the SEC, or (3) the date the Company terminates this Offering.

Only the Company is offering securities in this Offering. None of our existing officers, directors, or stockholders is offering or selling any securities.

We are not using an underwriter or broker to sell the Class A Units. We are selling Class A Units only through our website, located at www.ScholarHH.com, which we refer to as the “Site.”

We are not paying commissions to anybody for selling the Class A Units.

We reserve the right to reject any subscription to purchase Class A Units in this Offering in whole or in part and for any reason (or no reason). If we reject your subscription, we will return all your money without interest or deduction.

After the Offering has been “qualified” by the Securities and Exchange Commission, we intend to advertise the Offering using the Site and through other means, including public advertisements and audio-visual materials, in each case only as we authorize. Although these materials will not contain information that conflicts with the information in this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Units, our advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Units and are not to be considered part of this Offering Circular. The Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Class A Units.

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HOW TO INVEST

To buy Class A Units, go to our website, www.ScholarHH.com, which we refer to as the “Site,” and follow the instructions. We will ask for certain information about you, including:

●	Your name and address

●	Your social security number (for tax reporting purposes)

●	Whether you are an “accredited investor”

●	If you not an accredited investor, your income and net worth

We will also ask you to sign our Investment Agreement, a copy of which is attached as Exhibit 1A-4.

The minimum investment is $5,000, and subscriptions must be made in increments of $5,000, unless we elect, in our sole discretion, to accept a subscription in a lesser amount. You will pay for your Class A Units using one of the options described on the Site.

The information you submit, including your signed Investment Agreement, is called your “subscription.” We will review your subscription and decide whether to accept it. We have the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, your money will be held in an escrow account with a third party until we review your subscription and decide whether to accept it. When and if we have confirmed that your subscription is complete and decided to accept your subscription, we will release your money from the escrow account to the Company at a time we select. If we decide not to accept your subscription, we will return your money to you.

Once we have accepted your subscription, we will notify you by email and the investment process will be complete. We will also notify you by email if we do not accept your subscription, although we might not explain why.

We will not issue you a paper certificate representing your Class A Units.

Anyone can buy Class A Units. We do not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering. For more information, please refer to “Limit On Amount a Non-Accredited Investor Can Invest” starting on page 51.

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USE OF PROCEEDS

We expect the Offering itself to cost about $500,000, including legal and accounting fees – principally the cost of preparing this Offering Circular, having the Offering “qualified” by the SEC, and filing notices with states where our investors live, as required by state law. We also expect to spend at least $50,000 marketing the Offering. Otherwise, all of the proceeds of the Offering, no matter how much we raise, will be used to operate the Company’s business.

The following tables estimates how the proceeds will be used:

	Minimum Offering ($27,500,000)	Maximum Offering ($75,000,000)
Cost of Offering (Legal, Accounting, and Regulatory)	$150,000	$150,000
Marketing of Offering	$50,000	$50,000
Technology	$25,000	$25,000
Working Capital	$75,000	$75,000
Transaction Fee	$200,000	$200,000
TOTAL	$500,000	$500,000

NOTE: Those are estimates only. Actual results are likely to be different.

We are not paying commissions to underwriters, brokers, or anybody else for selling or distributing the Class A Units. Because we are not paying any commissions, more of your money can go to work for you. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser or intermediary will be paid a fee from their client’s invested funds. In such cases, the client (rather than the Company) is paying those fees.

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SUMMARY OF LLC AGREEMENT

The Company as a whole is governed by an agreement captioned “Limited Liability Company Agreement” dated April 14, 2026. We refer to this as the “LLC Agreement.”

The following summarizes some of the key provisions of the LLC Agreement. This summary is qualified in its entirety by the LLC Agreement itself, which is included as Exhibit 1A-2B.

Formation and Ownership

The Company was formed in Delaware on April 14, 2026 pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, ownership interests in the Company are referred to as “Class A Units,” while the owners are referred to as “Members.”

Immediately before this Offering, the only owner of the Company was the Manager. Investors who buy Class A Units in the Offering will become owners, and the Company might admit other owners in the future.

Units and Ownership

The interests in the Company are denominated by 75,000,000 “Class A Units” and 1,000,000 “Class B Units”. All of the Class A Units will be held by the Investors (which may include the Manager or affiliates of the Manager). All of the Class B Units will be held by the Manager and/or its affiliates. The Manager may further divide the 75,000,000 Class A Units into one or more series or create one or more new classes of Units, by adopting one or more authorizing resolutions. Anyone owning Class A Units is referred to in the LLC Agreement as an “Investor Member.”

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Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) admit new members to the Company; (ii) enter into contracts on behalf of the Company; (iii) borrow money; (iv) acquire and dispose of assets; (v) determine the timing and amount of distributions to Members; (vi) create new classes of limited liability company interests; (vii) determine the information to be provided to the Members; (viii) grant liens and other encumbrances on the assets of the Company; (ix) and dissolve the Company.

Investors who purchase Class A Units will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

The Manager can be removed for “cause” under a procedure set forth in section 6.9 of the LLC Agreement.

The term “cause” includes:

●	An uncured breach of the LLC Agreement by the Manager; or

●	The bankruptcy of the Manager; or

●	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least seventy-five percent (75%) of the outstanding Class A Units. Whether “cause” exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the Manager will not be responsible to Investors for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Manager’s (i) willful misfeasance, (ii) bad faith, or (iii) gross negligence in the performance of, or reckless disregard of, its duties under the LLC Agreement. This limitation on the liability of the Manager and other parties is referred to as “exculpation.”

The LLC Agreement also requires the Company to indemnify (reimburse) the Manager, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Manager on a matter related to the Company’s business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys’ fees. However, this indemnification is not available where a court or other juridical or governmental body determines that the Manager or other person is not entitled to be exculpated under the standard described in the preceding paragraph.

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Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.2 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Units, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution he, she, or it might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in “Securities Being Offered – Distributions” on page 47.

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Units. However, if an Investor wants to sell Class A Units, the Investor must first offer the Class A Units to the Manager.

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor’s Class A Units.

Fees to Manager and Affiliates

The Company will pay certain management fees and other fees to the Manager, as summarized in “Compensation of Management” on page 78.

Mandatory Redemption

The Manager may cause the Company to redeem (purchase) the Class A Units owned by an Investor in any of three circumstances (in effect kicking the Investor out of the deal) as described in “Securities Being Offering – Mandatory Redemptions” on page 48.

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Voluntary Redemption

An Investor may request that the Company redeem the Class A Units held by such Investor under the terms of the LLC Agreement as described in “Securities Being Offering – Voluntary Redemptions” on page 49.

“Drag-Along” Right

If the Manager wants to sell the business conducted by the Company, it may effect the transaction as a sale of a Property owned by the Company or as a sale of all the Units in the Company. In the latter case, Investors will be required to sell their Class A Units as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via electronic delivery.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

●	Cure ambiguities or inconsistencies in the LLC Agreement;

●	Add to its own obligations or responsibilities;

●	Conform to this Offering Circular;

●	Comply with any law;

●	Ensure that the Company isn’t treated as an “investment company” within the meaning of the Investment Company Act of 1940;

●	To anything else that could not reasonably be expected to have, an adverse effect on Investors.

An amendment that has, or could reasonably be expected to have, an adverse effect on Investors, requires the consent of the Manager and Investors holding a majority of the Class A Units.

An amendment that would require an Investor to make additional capital contributions or impose personal liability on an Investor requires the consent of the Manager and each affected Investor.

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Information Rights

Within 120 days after the end of each fiscal year of the Company, we will provide Investors with (i) a statement showing in reasonable detail the computation of the distributions made by the Company, and (ii) audited financial statements of the Company.

In addition, each year the Company will provide Investors with a detailed statement showing:

●	The fees paid to the Manager and its affiliates; and

●	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

As a “tier 2” issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Units are held “of record” by fewer than 300 persons, these reporting obligations could be terminated.

A Member’s right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

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Summary of Transfer Tax Planning

The Company believes it can structure the acquisition of each Property from the Legacy Entities in a manner that avoids applicable real estate transfer taxes in Pennsylvania and specifically in the Borough of State College (the “Borough”). Under §17-401(i) of the Borough Code, a “real estate company” is defined to include:

“…corporation or association which is primarily engaged in the business of holding, selling or leasing real estate, 90% or more of the ownership interest in which is held by 35 or fewer persons and which: (1) derives 60% or more of its annual gross receipts from the ownership or disposition of real estate; or, (2) holds real estate, the value of which comprises 90% or more of the value of its entire tangible asset holdings, exclusive of tangible assets, which are freely transferable and actively traded on an established market.”

However, the Legacy Entities are not real estate companies because they are not primarily engaged in the business of holding, selling or leasing real estate. Instead, they are engaged in the hotel business because more than 90% of their revenues come from providing hotel rooms on a short term basis and related services to customers. Therefore, the acquisition of the Legacy Entities holding the State College Assets should not be subject to realty transfer tax in Pennsylvania or in the Borough.

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FEDERAL INCOME TAXES

The following summarizes some of the federal income tax consequences of acquiring Class A Units. This summary is based on the Internal Revenue Code (the “Code”), regulations issued by the Internal Revenue Service (“Regulations”), and administrative rulings and court decisions, all as they exist today. The tax laws, and therefore the federal income tax consequences of acquiring Class A Units, could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

Classification as a Partnership

The Company will be treated as a partnership for federal income tax purposes.

If the Company were treated as a corporation and not as a partnership for federal income tax consequences, any operating profit or gain on sale of assets would generally be subject to two levels of federal income taxation. By making the Company less profitable, this could reduce the economic return to Investors.

Federal Income Taxation of the Company and its Owners

As a partnership, the Company will not itself be subject to federal income taxes. Instead, each Investor will be required to report on his personal federal income tax return his distributive share of income, gains, losses, deductions and credits for the taxable year, whether or not actual distributions of cash or other property are made to him. Each Investor’s distributive share of such items will be determined in accordance with the LLC Agreement.

20% Deduction for Pass-Through Entities

In general, the owners of a partnership, or an entity (like the Company) that is treated as a partnership for Federal income tax purposes, may deduct up to 20% of the amount of “qualified business income” (“QBI”) QBI generally includes ordinary business income allocated to them by the partnership. but excludes certain items like interest, capital gains and certain other types of income. However, the deduction claimed by any owner whose income exceeds certain thresholds may not exceed the greater of:

●	The owner’s share of 50% of the wages paid by the partnership; or

●	The sum of:

○	25% of the wages paid by the partnership and attributable to that owner’s QBI; plus

○	The owner’s share of 2.5% of the cost of certain depreciable assets of the partnership.

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Deduction of Losses

The Company is not expected to generate significant losses for federal income tax purposes. If it does generate losses, each Investor may deduct his allocable share subject to the basis limitations of Code section 704(d), the “at risk” rules of Code section 465, and the “passive activity loss” rules of Code section 469. Unused losses generally may be carried forward indefinitely. The use of tax losses generated by the Company against other income may not provide a material benefit to Investors who do not have other taxable income from passive activities.

Tax Basis

Code section 704(d) limits an Investor’s loss to his tax “basis” in his Class A Units. An Investor’s tax basis will initially equal his capital contribution (i.e., the purchase price for his Class A Units). Thereafter, his basis generally will be increased by further capital contributions made by the Investor, his allocable share of the taxable and tax-exempt income of the Company, and his share of certain liabilities of the Company. His basis generally will be decreased by the amount of any distributions he receives, his allocable share of the losses and deductions of the Company, and any decrease in his share of liabilities.

Limitations of Losses to Amounts at Risk

In the case of certain taxpayers, Code section 465 limits the deductibility of losses from certain activities to the amount the taxpayer has “at risk” in the activities. An Investor subject to these rules will not be permitted to deduct his allocable share of the losses of the Company to the extent the losses exceed the amount he is considered to have at risk. If an Investor’s at risk amount should fall below zero, he would generally be required to “recapture” such amount by reporting additional income.

An Investor generally will be considered at risk to the extent of his cash contribution (i.e., the purchase price for his Class A Units), his basis in other contributed property, and his personal liability for repayments of borrowed amounts. His amount at risk will generally be increased by further contributions and his allocable share of the income of the Company, and decreased by distributions he receives and his allocable share of the losses of the Company. With respect to amounts borrowed for investment in the Company, an Investor will not be considered to be at risk even if he is personally liable for repayment if the borrowing was from a person who has certain interests in the Company other than an interest as a creditor. In all events, an Investor will not be treated as at risk to the extent his investment is protected against loss through guarantees, stop loss agreements, or other similar arrangements.

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Limitations on Losses From Passive Activities

In the case of certain taxpayers, Code section 469 generally provides for a disallowance of any loss attributable to “passive activities” to the extent the aggregate losses from all such passive activities exceed the aggregate income of the taxpayer from such passive activities. Losses that are disallowed under these rules for a given tax year may be carried forward to future years to be offset against passive activity income in such future years. Furthermore, upon the disposition of a taxpayer’s entire interest in any passive activity, if all gain or loss realized on such disposition is recognized, and such disposition is not to a related party, any loss from such activity which was not previously allowed as a deduction and any loss from the activity for the current year is allowable as a deduction in such year, first against income or gain from the passive activity for the taxable year of disposition, including any gain recognized on the disposition, next against net income or gain for the taxable year from all passive activities, and, finally, against any other income or gain.

The Company will be treated as a passive activity to Investors. Hence, Investors generally will not be permitted to deduct their losses from the Company except to the extent they have income from other passive activities. Similarly, tax credits arising from passive activity will be available only to offset tax from passive activity. However, all such losses, to the extent previously disallowed, will generally be deductible in the year an Investor disposes of his entire interest in the Company in a taxable transaction.

Limitation on Capital Losses

An Investor who is an individual may deduct only $3,000 of net capital losses every year (that is, capital losses that exceed capital gains). Net capital losses in excess of $3,000 per year may generally be carried forward indefinitely.

Limitation on Investment Interest

Interest that is characterized as “investment interest” generally may be deducted only against investment income. Investment interest may include, for example, interest paid by an Investor on a loan that was incurred to purchase Class A Units and interest paid by the Company to finance investments, while investment income would include dividends and interest but would not generally include long term capital gain. Thus, it is possible that an Investor would not be entitled to deduct all of his or her investment interest. Any investment interest that could not be deducted may generally be carried forward indefinitely.

Treatment of Liabilities

If the Company borrows money or otherwise incurs indebtedness, the amount of the liability will be allocated among the owners of the Company (including Investors) in the manner prescribed by the Regulations. In general (but not for purposes of the “at risk” rules) each owner will be treated as having contributed cash to the Company equal to his allocable share of all such liabilities. Conversely, when an owner’s share of the Company’s liabilities is decreased (for example, if the Company repays loans or an owner disposes of Class A Units) then such owner will be treated as having received a distribution of cash equal to the amount of such decrease.

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Allocations of Profits and Losses

The profits and losses of the Company will be allocated among the owners of the Company (including the Investors) by the Manager pursuant to the rules set forth in the LLC Agreement. In general, the Manager will seek to allocate such profits and losses in a manner that corresponds with the distributions each owner is entitled to receive, i.e., so that tax allocations follow cash distributions. Such allocations will be respected by the IRS if they have “substantial economic effect” within the meaning of Code section 704(b). If they do not, the IRS could re-allocate items of income and loss among the owners.

Sale or Exchange of Class A Units

In general, the sale of Class A Units by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor’s basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Class A Units were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

If, as a result of a sale of Class A Units, an Investor’s share of the liabilities of the Company is reduced, such Investor could recognize a tax liability greater than the amount of cash received in the sale.

Code section 6050K requires any Investor who transfers Class A Units at a time when the Company has unrealized receivables or substantially appreciated inventory items to report such transfer to the Company. If so notified, the Company must report the identity of the transferor and transferee to the IRS, together with such other information described in the Regulations. Failure by an Investor to report a transfer covered by this provision may result in penalties.

A gift of Class A Units will be taxable if the donor-owner’s share of the Company debt is greater than his adjusted basis in the gifted interest. The gift could also give rise to federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Class A Units against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

Transfer of Class A Units by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner’s share of debt exceeds the pre-death basis of his interest. The decedent-owner’s transferee will take a basis in the Class A Units equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee’s share of debt. For this purpose, the fair market value will not include the decedent’s share of taxable income to the extent attributable to the pre-death portion of the taxable year.

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Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he receives exceed the basis of his Class A Units. Any such gain generally will be considered as gain from the sale of his Class A Units.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company’s income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his share of the Company’s income and losses for the taxable year of such Investor that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Section 754 Election

The Company may, but is not required to, make an election under Code section 754 on the sale of Class A Units or the death of an Investor. The result of such an election is to increase or decrease the tax basis of the assets of the Company for purposes of allocations made to the buyer or beneficiary which would, in turn, affect depreciation deductions and gain or loss on sale, among other items.

Unrelated Business Taxable Income for Tax-Exempt Investors

A church, charity, pension fund, or other entity that is otherwise exempt from federal income tax must nevertheless pay tax on “unrelated business taxable income.” In general, interest and gains from the sale of property (other than inventory) are not treated as unrelated business taxable income. However, interest and gains from property that was acquired in whole or in part with the proceeds of indebtedness may be treated as unrelated business taxable income. Because the Company might borrow money to buy loans or other assets, some of the income of the Company could be subject to tax in the hands of tax-exempt entities. Certain income from operations of the Company could also be subject to tax in the hands of tax-exempt entities.

Tax Returns and Tax Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Class A Units. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to each Investor’s personal tax returns. In addition, the IRS may review or examine items reported on an Investor’s personal tax returns as a result of adjustments to items reported by the Company.. The Company is not obligated to contest adjustments proposed by the IRS.

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Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Manager will designate a “Partnership Representative” (within the meaning of Section 6223 of the Code) who will generally have sole authority to act on behalf of the Company in connection with any audit or other proceeding with the IRS. Under current law, any adjustments resulting from an IRS examination of the Company may, in certain circumstances, be assessed and collected at the Company level unless the Company elects to cause the Investors to take such adjustments into account on their own tax returns. The Code imposes interest and a variety of potential penalties on underpayments of tax.

The Company may require Investors who were partners during the reviewed year to indemnify the Company for taxes, interest, and penalties attributable to such Investors.

Other Tax Consequences

The foregoing discussion addresses only selected issues involving federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

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MANAGEMENT DISCUSSION

Operating Results

The Company was organized under the Delaware Limited Liability Company Act on April 14, 2026. As of the date of this Offering Circular, we have not yet begun operations other than those associated with general start-up and organizational matters. As of the date of this Offering Circular, we have no revenues.

The Company is obligated to reimburse the Manager for expenses the Manager incurs in connection with the Offering, before the Offering Circular is qualified by the Securities and Exchange Commission. We currently estimate that those expenses will be approximately $500,000.

We intend to use the proceeds of this Offering to build, acquire, and operate Assets.

Apart from our efforts to raise money from the sale of Class A Units in this Offering, we are not aware of any trends or any demands, commitments, events, or uncertainties that will result in or that are reasonably likely to result in the our liquidity increasing or decreasing in any material way.

Liquidity and Capital Resources

The Company has no immediately-available sources of liquidity other than the proceeds of the Offering. At the same time, the Company currently has no capital commitments. The Company intends to make capital commitments only if it is able to raise sufficient funds in the Offering.

Trends

The Company is not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net sales or revenues, income from continuing operations, profitability, liquidity, or capital resources.

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OUR MANAGEMENT TEAM

Names, Ages, Etc. *

Name	Company	Position	Age	Term of Office	Approximate Hours Per Week If Not Full Time
Executive Officers
Gary Brandeis	Scholar Hotels LLC & Real Estate Capital Management LLC	CEO, Manager	60	16
Aditya Maini	Scholar Hotels LLC	President	54	9
Alex Hails	Scholar Hotels LLC & Real Estate Capital Management LLC	VP Asset Management	36	10
Significant Employees
Emily Pastore	Real Estate Capital Management LLC	Director – Investor Relations	49	15	15
Mahim Sharma	Scholar Hotels LLC	Vice President – Operations	48	9
Ronald Balle	Scholar Hotels LLC	Vice President – Sales & Marketing/Revenue Management	55	9
Lauren Hanan	Scholar Hotels LLC	Director of Marketing	44	1
Collin Stevenson	Scholar Hotels LLC & Real Estate Capital Management LLC	Asset Management & Development	26	3
Zachary Dipinto	Scholar Hotels LLC & Real Estate Capital Management LLC	Controller	30	3

*	The Company itself has no officers or employees. The individual listed are officers and/or employees of Scholar Hotels LLC and/or Real Estate Capital Management LLC.

Family Relationships

There are no family relationships among the Executive Officers and significant employees of the Company.

Ownership of Related Entities

The Company is managed by the Manager. The Manager is owned forty-five percent (45%) by Gary Brandeis, twenty-seven and a half percent (27.5%) by Dan Deitchman, ten percent (10%) by Alex Hails, and seventeen and a half percent (17.5%) by Dan Thau.

The Property Manager is owned by Gary Brandeis (40%), Aditya Maini (40%), Alex Hails (10%), and Mahim Sharm (5%).

The Asset Manager is owned one hundred percent (100%) by Gary Brandeis.

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Business Experience

Gary Brandeis

Gary is the CEO of the Property Manager Scholar and the Managing Member of the Asset Manager. He started his real estate career in 1990 which included senior level and partnership positions with Lincoln Property Company, FB Capital Partners, and Meridian Realty Consultants. His experience and expertise include development, finance, acquisitions, dispositions, asset management and joint ventures. He has been the principal partner in four real estate investment funds, including PB Funds I & II, acquiring over $350 million in all property types and investment strategies since 2005.

Gary acquired his first hotel in 2006 and has since been directly involved in the hospitality business as an investor, developer, and manager. He has worked with Marriott, Hilton, IHG and Hyatt brands while also acquiring and redeveloping several independent branded hotels. Scholar’s portfolio contains all hotel categories including full service, limited service, conference center, branded and independent hotels. Scholar’s affiliate, Real Estate Capital Management, oversees the development, construction, and financing of its hotel portfolio. As a result, Scholar provides full life-cycle services for the hospitality industry.

More specifically, in State College, Pennsylvania, Scholar’s portfolio consists of six hotels:

●	The Nittany Lion Inn - $46 million historic tax credit, gut renovation of 230 guest rooms, restaurants, bars, full mechanical and utility upgrades.

●	The Penn Stater Hotel – $25 million renovation of conference center hotel including 300 guest rooms, conference facilities and all public spaces.

●	Hyatt Place – $55 million ground up development with 165 guest rooms, 50,000 square feet of retail and residential condominiums.

●	Scholar Hotel, Tapestry Collection by Hilton - $22 million historic tax credit, gut renovation with 72 guest rooms via a conversion from a residential/office property.

●	Marriott Courtyard/Residence Inn - $25 million acquisition with full PIP renovations in accordance with Marriott brand standards with 148 guest rooms.

Scholar has the largest hospitality platform in Centre County with over 500 employees, over 900 hotel rooms, 80,000 square feet of conference/meeting space and 10 food and beverage outlets.

A consummate entrepreneur, Gary brings a creative and thoughtful mindset to everything he does. He started his career in public accounting with Price Waterhouse. He is a Certified Public Accountant and holds a B.S. in Accounting from The Smeal College of Business of The Pennsylvania State University.

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Aditya Maini

Addy Maini is the President of the Property Manager and started his career in 1997. He has management experience in operating luxury, business and lifestyle hotels and resorts in prime locations throughout the United States and International destinations. Addy has led new property openings, large-scale renovations and hotel conversions. Known for his success in turning around ailing properties, Addy has extensive experience in all aspects of multi-property management including effectively building relationships with business partners, facilitating work among multi-site teams, financial management, market analysis and strategic management.

Addy oversees the Scholar Hotels, Real Estate Capital Management’s hotel assets, and hospitality development. Addy holds a diploma in Hotel and Institution Management from Westminster College in London, UK and a Master’s in Hospitality Management from Widener University, and he is a licensed real estate professional in Pennsylvania.

Alex Hails

As Vice President of Asset Management, Alex is involved in asset management, property management, finance, acquisitions, accounting/reporting, investment fund administration and transaction underwriting.

Prior to joining the firm, Alex worked on the Philadelphia Capital Markets team at Colliers International, where he was responsible for securing commercial debt and equity financing for an array of property types including multifamily, office & industrial, retail, student & senior housing and hospitality. Alex began his career in real estate as a Research Associate for CoStar Group, a provider of commercial real estate information, analytics and marketing. Alex graduated with a B.S. in Finance from Wake Forest University.

Emily Pastore

Emily is responsible for both lender and investor relations and has been with Real Estate Capital Management for over 15 years with over 25 years of commercial real estate experience. She started her career as a property manager for Lowe Enterprises in Washington, D.C. and then Lincoln Property Company in Philadelphia, Pennsylvania. Ms. Pastore managed large office properties while also working on development and acquisitions for these two well-known companies. She was also a Senior Associate at FB Capital Partners where she played an integral role in their real estate business including asset management, leasing, reporting and capital investments. Ms. Pastore holds a Bachelor of Business Administration from James Madison University and is a licensed real estate salesperson in Pennsylvania and Virginia.

Mahim Sharma

Mahim is the Vice President of Operations for Scholar Hotels. Drawing on his more than 20 years of experience in the hospitality industry, he provides guidance and support to all of the Scholar properties. Mahim has an extensive leadership background and knowledge of the food & beverage sector honed while managing large teams as Regional Vice President and General Manager with Hilton, IHG, and Landry’s Inc. His MBA in Management Information Systems, plus a Bachelor’s degree in Business Administration and Marketing from Temple University, demonstrate a comprehensive education that complements his years of industry experience.

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Ronald Balle

Ronald is Scholar’s Vice President of Sale & Marketing. He started his hospitality career in 1993 and his field of expertise is hotel sales, primarily with full-service brands in the Mid-Atlantic region. He is known for his ability to turn around struggling properties to achieve increased revenues and profitability. Ronald was part of the team that opened an indoor water park at a Marriott property in Southern New Jersey, which resulted in significant performance improvements and brand awards. In addition to hotel sales, he is also skilled in revenue management and has received his Certified Revenue Management Executive certification with HSMAI. He currently oversees sales and marketing for the Scholar Hotels. Ronald holds a BA in English from the University at Albany.

Lauren Hanan

Lauren Hanan serves as Director of Marketing for Scholar Hotels, where she oversees the brand’s marketing strategy, digital presence, and communications across a growing portfolio of properties. With over 20 years of experience in marketing, communications, and brand development, Lauren has led strategic initiatives across the tourism, hospitality, financial services, and construction industries. She brings a passion for elevating guest experiences through compelling storytelling, authentic brand identity, and creative content that connects with diverse audiences.

She holds a Bachelor of Arts in Journalism, Public Relations, and Advertising from Temple University and a Master of Arts in Professional Communication from La Salle University. She also earned certificates in Women’s Leadership and Agile Leadership from Temple University’s Fox School of Business. A collaborative leader and thoughtful storyteller, Lauren is passionate about helping each Scholar Hotel property connect with its community and stand out as a distinctive destination.

Collin Stevenson

Collin is a development associate and analyst for Scholar. Prior to joining the firm in 2023, Collin interned with CBRE’s Global Institutional Debt Advisory Group in New York City. During his time there, he gained valuable experience in debt placement and capital markets, working on institutional large loan financing assignments across various property types nationwide. Collin graduated with a B.S. in Finance with the Real Estate Analysis and Development Certificate from The Smeal College of Business of The Pennsylvania State University.

Zachary Dipinto

Zachary plays a pivotal role in bridging communication between hotel properties and the management group, ensuring seamless financial operations across the portfolio. He oversees a comprehensive range of accounting and financial functions, including accounts receivable and payable, daily revenue reporting, cash management, loan compliance, budgeting, forecasting, and financial reporting.

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With a strong academic foundation, Zachary holds undergraduate degrees in Finance, Accounting, and Business Administration, as well as an MBA. His multifaceted expertise and strategic oversight contribute significantly to the financial health and operational efficiency of the organization.

Dan Deitchman

Dan is a Civil Engineering graduate of The Pennsylvania State University and has worked on design, construction and development of various sized construction projects over the past 31 years. In addition, he is President of Brickbox Property Development, and his focus is on real estate development and managing the real estate holdings owned personally and through affiliated companies.

His current portfolio is comprised of over 30 residential and commercial properties totaling over 1,000,000 square feet in Pennsylvania and Florida. A representative development is the conversion of the Riverview Manor apartment building into a planned community and the development of the Fraser Centre in State College, PA which included an underground parking facility, retail, a Hyatt Hotel and luxury condominiums in downtown State College.

Dan Thau

Dan Thau is a self-made entrepreneur based in Central Pennsylvania, where he lives with his wife and two children. As the owner of multiple businesses generating over $30 million in annual revenue, Dan has proven himself as a successful leader across various industries.

Dan's real estate career began in 2007 with the purchase of a three-unit apartment building, where he lived in one unit and rented out the others. After selling the property, he quickly scaled his investments, investing in a 70-home community and a 173-unit student housing townhome complex, both of which he successfully exited.

Today, Dan’s real estate portfolio is valued at over $110 million, spanning multifamily, office, flex, and hospitality sectors.

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Legal Proceedings

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

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COMPENSATION OF MANAGEMENT

Overview

The people who run the Company make money from the Company in (only) three ways:

●	They receive fees

●	They invest alongside Investors and receive the same distributions as Investors

●	They retain a 10% ownership interest in the Company.

All three forms of compensation are discussed below.

The Company itself does not have any employees or payroll. For example, Gary Brandeis, the Chief Executive Officer of the Manager, does not receive any salary, bonuses, or other compensation directly from the Company. Instead, all of his compensation is paid from the fees paid to the Manager and from the Promoted Interest. The same is true for all of the other executive officers and employees.

Fees

Type of Fee	Description

Reimbursement

The Company must reimburse the Manager for expenses the Manager incurs in connection with the Offering, before the Offering Circular is qualified by the Securities and Exchange Commission.

Estimate: We currently estimate that those expenses will be approximately $300,000.

Asset Management

The Asset Manager will charge the Company a fee equal to 2% of the gross revenues of each Property.

Estimate: The amount of the asset management fee will depend on how much revenue is generated by each Property. If the Company has gross revenues equal to $10,000,000 in a given year, the Asset Manager would receive approximately $200,000 per year. However, we cannot make a reasonable estimate at this time.

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Property Management

The Property Manager will charge the Company a property management fee equal to 3% of the gross revenues of each Property.

Estimate: The amount of the property management fee will depend on how much revenue is generated by each Property. If the Company has gross revenues equal to $10,000,000 in a given year, the Property Manager would receive approximately $300,000 per year. However, we cannot make a reasonable estimate at this time.

Acquisition Fee

The Manager will charge the Company with an acquisition fee on any new Assets (other than the State College Assets which are covered by the Transaction Fee below) equal to 1% of the total acquisition cost of an Asset.

Estimate: The amount of the acquisition fee will depend on how much each Project costs the Company to acquire. If the Company acquires a Property for $10,000,000 in a given year, the Manager would receive approximately $100,000 in acquisition fees. However, we cannot make a reasonable estimate at this time.

Transaction Fee	The Company will pay to the Asset Manager a one-time fee of $200,000 to cover the costs of the Asset Manager in acquiring the State College Assets.

Co-Investment

The Manager (and possibly its affiliates) might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Investors.

Report to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

●	The fees paid to the Manager and its affiliates; and

●	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

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Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Stages of Development

The stages of the Company’s organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates during each stage, are as follows:

Stage of Company	Compensation
Organization of Company	Reimbursement of Expenses

Acquisition of Assets	●	Transaction Fee (for State College Assets only)
	●	Asset Management Fee
	●	Property Management Fee
	●	Acquisition Fee (for all Assets other than State College Assets)

Operation of Projects	●	Asset Management Fee
	●	Property Management Fee
	●	10% distribution of operating cash

Sale of Projects	●	Asset Management Fee
	●	Property Management Fee
	●	10% distribution of liquidation cash less amounts paid to reimburse Investor contributed capital

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OWNERSHIP OF SECURITIES BY MANAGEMENT

The Manager is owned by Gary Brandeis (45%), Dan Deitchman (27.5%), Dan Thau (17.5%), and Alex Halls (10%).

The Property Manager is owned by its Chief Executive Officer, Gary Brandeis (40%), its President, Aditya Maini (40%), its Vice President of Asset Management, Alex Hails (15%), and its Vice President of Operations, Mahim Sharm (5%).

The Asset Manager is wholly owned and managed by Gary Brandeis.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTION

Certain insiders of the Company, the Manager, the Property Manager, and the Asset Manager are also owners, in whole or in part, of each of the Legacy Entities. Such holdings are as follows:

●	Hyatt Place and Fraser Centre Retail are currently owned by Dan Deitchman (50%) and Fraser Centre Investors LLC, which is managed and partly owned by Gary Brandeis;

●	Scholar State College is owned by the following tenants in common: Dan Deitchman and Dan Thau (12.5%), Dan Deitchman (22.5%), and Scholar State College LLC (65%), of which Gary Brandeis is the Managing Member and direct or indirect owner of of such Legacy Entity;

●	Marriott Courtyard and Marriott Residence Inn are owned by Dan Thau (45%), Dan Deitchman (45%), and an entity (10%) controlled by the principals of Scholar.

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FINANCIAL STATEMENTS

SCHOLAR HOSPITALITY HOLDINGS I LLC

BALANCE SHEET

APRIL 14, 2026 (DATE OF INCEPTION)

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SCHOLAR HOSPITALITY HOLDINGS I LLC

C O N T E N T S

PAGE

INDEPENDENT AUDITOR’S REPORT	F-3 - F-4

BALANCE SHEET	F-5

NOTES TO BALANCE SHEET	F-6

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INDEPENDENT AUDITOR’S REPORT

To the General Partner

Scholar Hospitality Holdings I LLC

Ardmore, Pennsylvania

Opinion

We have audited the accompanying balance sheet of Scholar Hospitality Holdings I LLC (a limited liability company) as of April 14, 2026 (date of inception) and the related notes to the balance sheet.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Scholar Hospitality Holdings I LLC as of April 14, 2026 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statement section of our report. We are required to be independent of Scholar Hospitality Holdings I LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying balance sheet has been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the balance sheet, the Company has not commenced planned principal operations and has not generated revenues since inception, and is dependent on obtaining capital financing to meet its obligations and sustain operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. Management’s plans in regard to these matters are also described in Note 3. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Financial Statement

Management is responsible for the preparation and fair presentation of the balance sheet in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the balance sheet that is free from material misstatement, whether due to fraud or error.

In preparing the balance sheet, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Scholar Hospitality Holdings I LLC’s ability to continue as a going concern within one year after the date that the balance sheet is available to be issued.

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To the General Partner

Scholar Hospitality Holdings I LLC

(Continued)

Auditor’s Responsibilities for the Audit of the Financial Statement

Our objectives are to obtain reasonable assurance about whether the balance sheet as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the balance sheet.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the balance sheet, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the balance sheet.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Scholar Hospitality Holdings I LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the balance sheet.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Scholar Hospitality Holdings I LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

April 29, 2026

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SCHOLAR HOSPITALITY HOLDINGS I LLC

BALANCE SHEET

APRIL 14, 2026 (DATE OF INCEPTION)

ASSETS

TOTAL ASSETS	$-

LIABILITIES AND MEMBERS’ EQUITY

TOTAL LIABILITIES	$-

MEMBERS’ EQUITY	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$-

The accompanying notes are an integral part of this financial statement.

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SCHOLAR HOSPITALITY HOLDINGS I LLC

NOTES TO BALANCE SHEET

APRIL 14, 2026 (DATE OF INCEPTION)

NOTE 1 – ORGANIZATION

Scholar Hospitality Holdings I LLC (the Company) is limited liability company formed on April 14, 2026 under the laws of the state of Delaware. The Company was organized to engage in hospitality-related investments and operations, including the ownership, development, and management of lodging and related service businesses.

As of April 14, 2026, the Company has not commenced principal operations and has no assets, liabilities, or members’ equity. Activities to date have been limited to organizational matters.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The balance sheet is prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Income Taxes

No provision for income taxes has been recorded in the accompanying balance sheet. The Company’s taxable income or loss will be reported by its members on their respective income tax returns. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Subsequent Events

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 855-10 establishes general standards of accounting and disclosure of events that occur after the balance sheet date but before the date the balance sheet is available to be issued. Subsequent events have been evaluated through April 29, 2026, the date that the balance sheet was available to be issued.

NOTE 3 – GOING CONCERN

The accompanying balance sheet has been prepared assuming that the Company will continue as a going concern. Since inception, the Company has not commenced planned principal operations and has not generated revenues. This factor raises substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the balance sheet is available to be issued.

Management’s plans to address these conditions include raising capital through the sale of equity securities under its proposed offering and deploying such capital to commence operations and generate revenues. However, there can be no assurance that the Company will be successful in obtaining sufficient funding or achieving profitable operations.

Accordingly, substantial doubt about the Company’s ability to continue as a going concern has not been alleviated. The accompanying balance sheet does not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

As of April 14, 2026, the Company has not entered into any commitments or contractual obligations and is not subject to any known contingencies.

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GLOSSARY OF DEFINED TERMS

“Accredited Investor” has the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act.

“ADA” means the Americans with Disabilities Act of 1990, as amended, and any rules or regulations promulgated thereunder

“Affiliates” means with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity.

“Assets” means the State College Assets and any additional real estate assets the Company may acquire in the future consistent with its investment strategy.

“Asset Management Agreement” means the asset management agreement entered into between the Company and the Asset Manager pursuant to which the Asset Manager provides property-level asset management services with respect to the Assets.

“Asset Management Fee” means the fee payable to the Asset Manager under the Asset Management Agreement.

“Asset Manager” means Real Estate Capital Management LLC, a Pennsylvania limited liability company, which provides asset management and investment oversight services to the Company.

“CC&Rs” means the covenants, conditions, and restrictions recorded against certain Assets that may restrict or regulate their use, development, or operation.

“Class A Units” means the limited liability company interests of the Company offered pursuant to this Offering Circular, each representing a fractional ownership interest in the Company, as more fully described herein.

“Class B Units” means the limited liability company interests of the Company held exclusively by the Manager and/or its affiliates, as described in the LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Scholar Hospitality Holdings I LLC, a Delaware limited liability company.

“Exculpation” means the limitation on liability afforded to the Manager and its affiliates under the LLC Agreement for certain acts or omissions, except in cases of willful misconduct, bad faith, or gross negligence.

“Investor” means a purchaser of one or more Class A Units in this Offering.

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“Investor Member” means an Investor who has been admitted as a member of the Company under the LLC Agreement upon purchase of Class A Units.

“Investment Agreement” means the subscription and investment agreement executed by each Investor in connection with the purchase of Class A Units.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Legacy Entities” means Affiliated entities owned and controlled by the principals of the Company that currently own and operate the State College Assets and from which the Company expects to acquire the State College Assets.

“LLC Agreement” means the Limited Liability Company Agreement of the Company, dated April 14, 2026, governing the ownership, management, and operation of the Company.

“Manager” means Scholar Hospitality Holdings I GP LLC, the Delaware limited liability company that serves as the manager of the Company.

“Members” means the owners of limited liability company interests in the Company, including the Manager and Investor Members.

“Offering” means the offering of up to $75,000,000 of Class A Units by the Company pursuant to Regulation A and this Offering Circular.

“Offering Circular” means this Part II Offering Circular included in the Company’s Offering Statement on Form 1-A, as amended or supplemented from time to time.

“Property Management Agreement” means the agreement entered into between an SPV and the Property Manager pursuant to which the Property Manager operates and manages the applicable Property.

“Property Management Fee” means the base management fee payable to the Property Manager under the Property Management Agreement.

“Property Manager” means Scholar (or an affiliate thereof), in its capacity as the property manager of the Assets.

“Qualified Purchaser” means a purchaser eligible to participate in this Offering under Regulation A, including Accredited Investors and other investors subject to applicable investment limits.

“QBI” means Qualified Business Income within the meaning of Section 199A of the Code.

“Regulation A” means Regulation A promulgated under the Securities Act of 1933, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Site” means the Company’s website located at www.ScholarHH.com through which the Offering is conducted.

“SPV” means a special purpose vehicle, typically a single-member limited liability company, formed to own a single Property.

“Scholar Owners’ Club” means the loyalty and rewards program offered to Investors providing certain benefits and experiences at participating Assets.

“State College Assets” means the properties located in State College, Pennsylvania identified in this Offering Circular that are expected to be acquired by the Company.

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FORM 1-A

Regulation A Offering Statement

Part III – Exhibits

Scholar Hospitality Holdings I LLC

40 East Montgomery Avenue, Suite 414

Ardmore, PA 19003

(610)-285-1503

www.ScholarHH.com

May 14, 2026

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on April 14, 2026.

Exhibit 1A-2B	Limited Liability Company Agreement of the Company dated April 14, 2026.

Exhibit 1A-4	Form of Investment Agreement.

Exhibit 1A-6A	Property Management Agreement

Exhibit 1A-6B	Asset Management Agreement

Exhibit 1A-6C	Form of Purchase Agreement

Exhibit 1A-11	Consent of Independent Auditor

Exhibit 1A-12	Legal opinion of Royer Cooper Cohen Braunfeld LLC.

Exhibit 1A-13	Investor Deck (Testing the Waters Materials)

Exhibit 1A-15A	Unaudited Historical Financial Performance

Exhibit 1A-15B	Portfolio Valuation Summary & Appraisals

Exhibit 1A-15C	Detailed Financial Proformas (Unaudited)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in State College, PA, on May 14, 2026.

SCHOLAR HOSPITALITY HOLDINGS I LLC

By:	Scholar Hospitality Holdings I GP LLC

By	/s/ Gary Brandeis
Gary Brandeis, Manager

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gary Brandeis
Gary Brandeis, CEO & Manager

Date: May 14, 2026

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